UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

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CARETRUST REIT, INC.
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CARETRUST REIT, INC.
905 Calle Amanecer, Suite 300
San Clemente, California 92673
NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD APRIL 30, 2021
TO THE STOCKHOLDERS OF CARETRUST REIT, INC.:
The annual meeting of the stockholders (the “Annual Meeting”) of CareTrust REIT, Inc. (the “Company,” “we,” “our,” or “us”) will be held at the Company’s offices located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, at 9:00 a.m. PDT, on Friday, April 30, 2021, for the following purposes:
(1) To elect Mr. Allen C. Barbieri, Mr. Jon D. Kline, Ms. Diana M. Laing, Mr. Spencer G. Plumb and Mr. Gregory K. Stapley to the Board of Directors to serve until the Company’s 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified.
(2) To approve, on an advisory basis, the compensation of the Company’s named executive officers.
(3) To ratify the appointment of Deloitte & Touche LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
(4) To transact such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
The accompanying Proxy Statement more fully describes these matters and we urge you to read the information contained in the Proxy Statement carefully. The Board of Directors recommends a vote FOR the election to the Board of Directors of each of the Board of Director’s five director nominees, FOR the compensation of our named executive officers, and FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm.
ONLY STOCKHOLDERS OF RECORD OF THE COMPANY’S ISSUED AND OUTSTANDING COMMON STOCK AS OF THE CLOSE OF BUSINESS ON MARCH 9, 2021, THE RECORD DATE, WILL BE ENTITLED TO NOTICE OF AND TO VOTE AT THE ANNUAL MEETING AND ANY ADJOURNMENT OR POSTPONEMENT THEREOF.
Due to the ongoing COVID-19 pandemic, we are requesting that you register in advance if you plan to attend the Annual Meeting in person so we may ensure we have adequate space to allow for proper social distancing to ensure the wellbeing of all attendees. Please email us at ir@caretrustreit.com with the number of planned in-person attendees no later than 5:00 p.m. PDT on April 28, 2021 if you plan to attend the Annual Meeting in person.
Your vote is important. Whether or not you expect to attend the Annual Meeting, please submit your proxy as soon as possible.

CARETRUST REIT, INC.
BY ORDER OF THE BOARD OF DIRECTORS

San Clemente, California	GREGORY K. STAPLEY
Dated: March 19, 2021	CHAIRMAN AND CHIEF EXECUTIVE OFFICER

CARETRUST REIT, INC.
905 Calle Amanecer, Suite 300
San Clemente, California 92673
Proxy Statement
For the Annual Meeting of Stockholders
to be Held on April 30, 2021
This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of CareTrust REIT, Inc., a Maryland corporation, for use at the annual meeting of stockholders to be held at the Company’s offices located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, at 9:00 a.m. PDT, on Friday, April 30, 2021 (the “Annual Meeting”). On or about March 19, 2021, proxy materials for the Annual Meeting, including this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020 (“Annual Report”), are being made available to stockholders entitled to vote at the Annual Meeting.
When used in this Proxy Statement, the terms “we,” “us,” “our,” “CareTrust REIT,” or the “Company” refer to CareTrust REIT, Inc. and its subsidiaries unless the context requires otherwise.
IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS
This Proxy Statement and our Annual Report are available on the Internet at www.proxyvote.com. These materials are also available in the “Investor” section of our website at www.caretrustreit.com. References to our website in this proxy statement are provided for convenience only and the content on our website does not constitute part of this Proxy Statement.
GENERAL INFORMATION ABOUT THE ANNUAL MEETING
Notice of Internet Availability
In accordance with rules and regulations adopted by the U.S. Securities and Exchange Commission (the “SEC”), we have elected to furnish our proxy materials, including our Proxy Statement and our Annual Report, to stockholders on the Internet. Accordingly, we are mailing a Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) to our stockholders that did not request to receive paper copies of our proxy materials and Annual Report or are otherwise receiving our proxy materials electronically by email. The Notice of Internet Availability contains instructions on how stockholders can access those documents over the Internet and vote their shares. All stockholders who do not receive a Notice of Internet Availability, or who have not consented to receive their proxy materials electronically by e-mail, will receive a printed copy of the proxy materials by mail.
Attending the Annual Meeting
Due to the ongoing COVID-19 pandemic, we are requesting that you register in advance if you plan to attend the Annual Meeting in person so we may ensure we have adequate space to allow for proper social distancing to ensure the wellbeing of all attendees. Please email us at ir@caretrustreit.com with the number of planned in-person attendees no later than 5:00 p.m. PDT on April 28, 2021 if you plan to attend the Annual Meeting in person.

Items of Business to be Voted on at the Annual Meeting
At the Annual Meeting, the stockholders of the Company will be asked to vote on the following three proposals:
•To elect Mr. Allen C. Barbieri, Mr. Jon D. Kline, Ms. Diana M. Laing, Mr. Spencer G. Plumb and Mr. Gregory K. Stapley to the Board of Directors to serve until the Company’s 2022 annual meeting of stockholders and until their respective successors are duly elected and qualified (Proposal 1).
•To approve, on an advisory basis, the compensation of the Company’s named executive officers (Proposal 2).
•To ratify the appointment of Deloitte & Touche LLP (“Deloitte”) as the Company’s independent registered public accounting firm for the year ending December 31, 2021 (Proposal 3).
We will also consider other business that properly comes before the Annual Meeting.
The Board of Directors recommends you vote FOR the election to the Board of Directors of each of the Board of Director’s five director nominees, FOR the compensation of the Company’s named executive officers, and FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2021.
Available Voting Methods
Your vote is very important. Whether or not you plan to attend the Annual Meeting in person, you should vote your shares by using one of the methods described below to ensure your shares will be counted.
Stockholders of record. If your shares are registered directly in your name with our transfer agent, Broadridge Corporate Issuer Solutions, Inc., you are considered the “stockholder of record” with respect to those shares and the proxy materials were made available directly to you by the Company. As a stockholder of record, you may vote your shares in person at the Annual Meeting, or by submitting a proxy over the Internet by following the instructions provided in the Notice of Internet Availability. If you received a printed copy of the proxy materials, you can also submit a proxy by mail or telephone pursuant to the instructions provided in the proxy card enclosed with the proxy materials.
Beneficial stockholders. Most of our stockholders hold their shares through a broker, bank or other nominee (that is, in “street name”) rather than directly in their own name. If your shares are held in street name, you are considered the “beneficial stockholder” of such shares and the proxy materials were made available to you by the organization holding your shares. As a beneficial stockholder, you may submit your voting instructions over the Internet by following the instructions provided in the Notice of Internet Availability, or, if you received a printed copy of the proxy materials, you can also submit voting instructions by telephone or mail by following the instructions provided in the voting instruction form sent by your broker, bank or other nominee. If you are a beneficial stockholder, you may not vote your shares in person at the Annual Meeting unless you obtain a “legal proxy” from the broker, bank or other nominee that holds your shares, giving you the right to vote the shares at the Annual Meeting.
If you receive more than one Notice of Internet Availability or set of proxy materials, it means your shares are registered differently (for instance, under different names) or are held in more than one account. Please follow the voting instructions on each Notice of Internet Availability, proxy card or voting instruction form you receive.
Record Date and Quorum Requirements
Our Board of Directors has fixed March 9, 2021 as the record date (the “Record Date”) for the determination of stockholders entitled to notice of and to vote at the Annual Meeting. As of the Record Date, 96,024,830 shares of our common stock, par value $0.01 per share (“Common Stock”), were issued and outstanding. Each outstanding share of Common Stock will be entitled to one vote, and all shares of Common Stock will vote as a single class with respect to all matters submitted to a vote of the stockholders at the Annual Meeting.

To constitute a quorum for the conduct of business at the Annual Meeting, a majority of the votes entitled to be cast at the Annual Meeting must be present in person or represented by proxy at the Annual Meeting. Abstentions and “broker non-votes” will be counted as present and entitled to vote for purposes of determining the existence of a quorum.
Deadline for Voting Your Shares
If you are a stockholder of record, your proxy must be received by telephone or the Internet by 11:59 p.m. Eastern Time on April 29, 2021 in order for your shares to be voted at the Annual Meeting. However, if you are a stockholder of record and you received a copy of the proxy materials by mail, you may instead mark, sign and date the proxy card you received and return it in the accompanying prepaid and addressed envelope so that it is received by the Company before the polls close for voting at the Annual Meeting in order for your shares to be voted at the Annual Meeting. If you hold your shares in street name, please provide your voting instructions by the deadline specified by the broker, bank or other nominee that holds your shares.
Changing Your Vote or Revoking a Previously Submitted Proxy
If you are a stockholder of record, you have the power to change or revoke a previously submitted proxy at any time before it is exercised by: delivering to the Secretary of the Company, before the polls close at the Annual Meeting, an instrument revoking such proxy; properly submitting a proxy on a later date via Internet or by telephone or mail by 11:59 p.m. Eastern Time on April 29, 2021; or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not by itself constitute revocation of a proxy. For shares held in street name, you may revoke any previous voting instructions by submitting new voting instructions to the broker, bank or other nominee holding your shares by the deadline for voting specified in the voting instructions provided by your broker, bank or other nominee. Alternatively, if your shares are held in street name and you have obtained a legal proxy from the broker, bank or other nominee giving you the right to vote the shares at the Annual Meeting, you may revoke any previous voting instructions by attending the Annual Meeting and voting in person.
Required Vote
Election of Directors (Proposal 1): Each director nominee will be elected at the Annual Meeting if he or she receives a majority of the votes cast with respect to his or her election (that is, the number of votes cast FOR the nominee must exceed the number of votes cast AGAINST the nominee). The majority voting standard does not apply, however, in a contested election where the number of director nominees exceeds the number of directors to be elected at an annual meeting of stockholders. In such circumstances, directors will instead be elected by a plurality of all the votes cast in the election of directors at the annual meeting at which a quorum is present. The election of directors at the Annual Meeting is not contested.
Under Maryland law, if an incumbent director is not re-elected at a meeting of stockholders at which he or she stands for re-election, then the incumbent director continues to serve in office as a holdover director until his or her successor is elected. To address this “holdover” issue, our Amended and Restated Bylaws (“Bylaws”) provide that if an incumbent director is not re-elected due to his or her failure to receive a majority of the votes cast in an uncontested election, the director will promptly tender his or her resignation as a director, subject to acceptance by the Board. The nominating and corporate governance committee will then make a recommendation to our Board as to whether to accept or reject the tendered resignation, or whether other action should be taken. Our Board will act on the nominating and corporate governance committee’s recommendation and publicly disclose its decision, along with its rationale, within 90 days after the date of the certification of the election results.

Other Items (Proposals 2 and 3): Once a quorum has been established, pursuant to our Bylaws, approval of each of the other items to be submitted for a vote of the stockholders at the Annual Meeting requires the affirmative vote of a majority of all of the votes cast on the proposal at the Annual Meeting. Notwithstanding this vote standard required by our Bylaws, Proposal 2 (advisory approval of named executive officer compensation) and Proposal 3 (ratification of the appointment of Deloitte as our independent registered public accounting firm) are only advisory votes and are not binding on us. Our Board of Directors will consider the outcome of the vote on both of these proposals in considering what action, if any, should be taken in response to the advisory vote by stockholders.

How Votes Are Counted at the Annual Meeting
For Proposal 1 (election of directors), Proposal 2 (advisory approval of named executive officer compensation) and Proposal 3 (ratification of the appointment of Deloitte as our independent registered public accounting firm), you may vote FOR, AGAINST or ABSTAIN.
For each proposal, shares voted ABSTAIN will not be counted as a vote cast on such proposal and therefore will not be counted in determining the outcome of the proposal.
If you hold your shares in street name through a brokerage account and you do not submit voting instructions to your broker, your broker may generally vote your shares in its discretion on routine matters. However, a broker cannot vote shares held in street name on non-routine matters unless the broker receives voting instructions from the stockholder. Proposal 3 (ratification of the appointment of Deloitte as our independent registered public accounting firm) is considered a routine matter, while each of Proposal 1 (election of directors) and Proposal 2 (advisory approval of named executive officer compensation) is considered a non-routine matter. Accordingly, if you hold your shares in street name and you do not submit voting instructions to your broker, your broker may exercise its discretion to vote your shares on Proposal 3, but will not be permitted to vote your shares on any of the other items at the Annual Meeting. If your broker exercises this discretion, your shares will be voted on Proposal 3 in the manner directed by your broker, but your shares will constitute “broker non-votes” for each of Proposals 1 and 2. A broker non-vote will not be counted in determining the outcome of Proposals 1 and 2 because it will not be considered a vote cast on those proposals.
If you properly submit a proxy or voting instructions but do not indicate your specific voting instructions on one or more of the items listed above in the Notice of Annual Meeting, your shares will be voted as recommended by the Board of Directors on those items.
Solicitation of Proxies
The expenses of preparing, assembling, printing and mailing the Notice of Internet Availability, this Proxy Statement and the materials used in the solicitation of proxies will be borne by the Company. Proxies will be solicited through the Internet and the mail and may be solicited by our officers, directors and employees in person or by telephone or email. Our officers, directors and employees will not receive additional compensation for any such solicitation efforts. We do not anticipate paying any compensation to any other party for the solicitation of proxies but may reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to beneficial owners. We may retain the services of a proxy solicitation firm if, in the Board’s view, it is deemed necessary or advisable. Although we do not currently expect to retain such a firm, we estimate that the fees of any such firm retained by us could be up to $50,000 plus out-of-pocket expenses, all of which would be paid by us.

PROPOSAL 1: ELECTION OF DIRECTORS
General
Our Board of Directors is currently comprised of five directors. Each director is serving a term that continues until the Annual Meeting and until his or her successor is duly elected and qualified or earlier resignation or removal.
On the recommendation of the nominating and corporate governance committee, our Board of Directors selected Mr. Allen C. Barbieri, Mr. Jon D. Kline, Ms. Diana M. Laing, Mr. Spencer G. Plumb and Mr. Gregory K. Stapley as its nominees for election to our Board at the Annual Meeting. The director nominees are all currently directors of the Company and were previously elected to serve on our Board of Directors by our stockholders.
Each of the nominees standing for election has consented to being named in this Proxy Statement and to serve as a director if elected. We have no reason to believe that any nominee will be unable or unwilling for good cause to serve if elected. In the event any nominee is unable for any reason or unwilling for good cause to serve at the time of the Annual Meeting, the persons who are designated as proxy holders may exercise discretionary authority to vote for a substitute nominee selected by our Board of Directors or our Board of Directors may reduce the number of directors on the Board.
Directors Nominees
Set forth below is biographical information about each of our directors. Such information is current as of the date of this Proxy Statement. The information presented below for each director includes the specific experience, qualifications, attributes and skills that led us to the conclusion that such director should be nominated to serve on our Board of Directors in light of our business.

Name	Age	Director Since
Allen C. Barbieri	62	2015
Jon D. Kline	54	2014
Diana M. Laing	66	2019
Spencer G. Plumb	46	2017
Gregory K. Stapley	61	2013
Allen C. Barbieri has served as a member of our Board of Directors since his appointment to the Board in 2015. Mr. Barbieri also serves as the Executive Vice Chairman and as a director of Biomerica, Inc., where he has served as a member of the Board of Directors since 1999. Mr. Barbieri served as the Chairman and Chief Executive Officer of Biosynthetic Technologies, LLC from December 2009 until it was sold in March 2018. Prior to this, Mr. Barbieri served on the Board of Directors and as Chief Executive Officer of Lancer Orthodontics, Inc. from April 2004 to June 2008. From 1999 to April 2004, Mr. Barbieri was semi-retired while serving as a director on several boards of directors of private companies. From 1998 to 1999, Mr. Barbieri served as President and Chief Financial Officer of BUY.COM, a large internet retailer financed with over $200 million in venture capital. From 1994 to 1998, Mr. Barbieri served as the President and Chief Executive Officer of Pacific National Bank, a commercial bank that was sold to US Bank in 1998. While at Pacific National Bank, Mr. Barbieri served as the Chief Executive Officer of Alta Residential Mortgage Trust, a mortgage REIT, whose largest stockholder and cofounder was Lehman Brothers. Prior to that, Mr. Barbieri served as President of Capital Bancorp, a commercial bank holding company, Chief Financial Officer of First Federal Bank, and as an Investment Banking Associate of Merrill Lynch Capital Markets in New York. Mr. Barbieri holds a Bachelor’s Degree in Business Management from Brigham Young University and an M.B.A. from the Massachusetts Institute of Technology, Sloan School of Management. Mr. Barbieri’s leadership experience, his extensive management experience, financial markets experience, general financial knowledge and his executive leadership experience in a REIT qualify him to serve on our Board of Directors.

Jon D. Kline has served as a member of our Board of Directors since his appointment to the Board in 2014. Mr. Kline is the Founder and Chief Executive Officer of Clearview Hotel Capital, LLC, a privately-held hotel investment and advisory company focused on acquiring and asset-managing hotels in urban and unique locations. Mr. Kline founded Clearview Hotel Capital in 2007. He previously served as President and Chief Financial Officer of Sunstone Hotel Investors, Inc. (NYSE:SHO). Prior to Sunstone, Mr. Kline oversaw the U.S. hospitality and leisure investment banking practice at Merrill Lynch & Co., with responsibility for lodging, gaming, restaurants and other leisure industries. Prior to Merrill Lynch, Mr. Kline was a real estate investment banker at Smith Barney, focused on lodging and other real estate asset classes. Prior to Smith Barney, Mr. Kline was an attorney with Sullivan & Cromwell LLP. Mr. Kline currently serves on the board of directors of KBS Growth + Income REIT. Mr. Kline holds a B.A. in Economics from Emory University and a J.D. from New York University School of Law. Mr. Kline’s executive leadership experience in a publicly-traded REIT, his professional and educational background, his network of relationships with real estate professionals and his extensive background and experience in public markets and in real estate and finance transactions qualify him to serve on our Board of Directors.
Diana M. Laing has served as a member of our Board of Directors since her appointment to the Board in January 2019. Ms. Laing was the Interim Executive Vice President (from October 2018 until May 2019) and Interim Chief Financial Officer (from November 2018 until May 2019) of Alexander & Baldwin, Inc. (NYSE: ALEX), a Hawaii-based publicly-traded commercial real estate investment trust, which completed its conversion to REIT status as of the 2017 tax year. From 2014 until June 2018, Ms. Laing was the Chief Financial Officer of American Homes 4 Rent (NYSE: AMH), a publicly traded REIT focused on the acquisition, renovation, leasing and operation of single-family homes as rental properties. From May 2004 until its merger with Parkway Properties of Orlando, Florida in December 2013, Ms. Laing was the Chief Financial Officer and Secretary of Thomas Properties Group, Inc., a publicly traded real estate operating company and institutional investment manager focused on the development, acquisition, operation and ownership of commercial properties throughout the United States. Ms. Laing served as Chief Financial Officer of each of Triple Net Properties, LLC from January through April 2004, New Pacific Realty Corporation from December 2001 to December 2003, and Firstsource Corp. from July 2000 to May 2001. From August 1996 to July 2000, Ms. Laing was Executive Vice President, Chief Financial Officer and Treasurer of Arden Realty, Inc., a publicly traded REIT which was the largest owner and operator of commercial office properties in Southern California. From 1982 to August 1996, she served in various capacities, including Executive Vice President, Chief Financial Officer and Treasurer of Southwest Property Trust, Inc., a publicly traded multi-family REIT which owned multi-family properties throughout the southwestern United States. Ms. Laing began her career as an auditor with Arthur Andersen & Co. She currently serves as an independent director on the board of directors of Alexander & Baldwin, Inc. (NYSE: ALEX), The Macerich Company (NYSE:MAC) and Spirit Realty Capital, Inc. (NYSE:SRC). She is a member of the board of directors of the RREEF Core Plus Industrial Fund and a member of the board of trustees of the Oklahoma State University Foundation. Ms. Laing’s executive leadership experience in multiple REITs and other real estate companies, network of relationships with other real estate professionals, and extensive experience with public companies in accounting, financial reporting, capital markets and finance, qualify her to serve on our Board of Directors.
Spencer G. Plumb has served as a member of our Board of Directors since his appointment to the Board in 2017. Mr. Plumb serves as President and Chief Executive Officer of Sabin Holdings, LLC, a global real estate platform launched in 2016. Prior to Sabin Holdings, LLC, Mr. Plumb co-founded Excel Trust, Inc. (formerly NYSE:EXL) in 2009 and served as its President and Chief Operating Officer and as a member of its Board of Directors. Excel Trust, Inc. was acquired and taken private by Blackstone Property Partners in July 2015. In addition, Mr. Plumb has held various positions over his career with other public and private companies, including Excel Realty Holdings, Price Legacy Corporation, Excel Legacy Corporation, New Plan Excel Realty Trust, Excel Realty Trust, and Excel Interfinancial Corporation. Mr. Plumb also serves on the board of directors of The Sabin Children’s Foundation, whose mission is to relieve the distress of children around the world. Mr. Plumb received a B.A. in Economics from Brigham Young University. Mr. Plumb’s leadership experience, his executive leadership experience in a REIT, and general real estate and REIT background qualify him to serve on our Board of Directors.
Gregory K. Stapley has served as a member of our Board of Directors since CareTrust REIT’s formation in 2013. Mr. Stapley is our Chairman and Chief Executive Officer. He has served as Chief Executive Officer since our inception in 2013 and was elected Chairman in 2014. He previously served as our President from our inception in

2013 until February 2021. Prior to founding CareTrust REIT, he served as Executive Vice President and Secretary of The Ensign Group, Inc. (“Ensign”), where he was instrumental in assembling the real estate portfolio that became CareTrust REIT’s initial asset base at the time CareTrust REIT became an independent company in 2014. A co-founder of Ensign, he also served as Ensign’s Vice President, General Counsel and Assistant Secretary beginning shortly after Ensign’s founding in 1999. Mr. Stapley previously served as General Counsel for the Sedgwick Companies, an Orange County-based manufacturer, wholesaler and retailer with 192 retail outlets across the United States. Prior to that, Mr. Stapley was an equity member of the Phoenix law firm of Jennings, Strouss & Salmon PLC, where his practice emphasized real estate transactions and government relations. Having served as CareTrust REIT’s Chairman and Chief Executive Officer since 2014, as Ensign’s Executive Vice President from 2009 to 2014 and as Vice President and General Counsel of Ensign from 1999 to 2009, Mr. Stapley brings to the Board extensive management experience, critical knowledge of our properties and key tenants, substantial industry contacts and knowledge and understanding of the healthcare business in general.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the election of each of the five director nominees listed above. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR each such director nominee.

CORPORATE GOVERNANCE
Director Independence
Our Board of Directors has affirmatively determined that none of Allen C. Barbieri, Jon D. Kline, Diana M. Laing or Spencer G. Plumb has a relationship that, in the opinion of the Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out his or her responsibilities as a director and that each such director is an independent director under the applicable rules of The Nasdaq Stock Market LLC (“Nasdaq”). In this Proxy Statement, the aforementioned directors are referred to individually as an “Independent Director” and collectively as the “Independent Directors.” Mr. Stapley does not qualify as an independent director under the applicable Nasdaq listing rules because he is employed as our Chief Executive Officer.
Board Leadership Structure
The Board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the Board believes it is in the best interests of the Company to make that determination based upon the position and direction of the Company and the membership of the Board. The Board has determined that having the Company’s current Chief Executive Officer serve as Chairman makes the best use of the Chief Executive Officer’s extensive knowledge of the Company and its industry, as well as fostering greater communication between the Company’s management and the Board. The Company has not currently designated a lead independent director.
Board Role in Risk Oversight
Our Board of Directors is responsible for overseeing the Company’s management of risk. The Board strives to effectively oversee the Company’s enterprise-wide risk management in a way that balances managing risks while enhancing the long-term value of the Company for the benefit of the stockholders. The Board of Directors understands that its focus on effective risk oversight is critical to setting the Company’s tone and culture towards effective risk management. To administer its oversight function, the Board seeks to understand the Company’s risk philosophy by having discussions with management to establish a mutual understanding of the Company’s overall appetite for risk. Our Board of Directors maintains an active dialogue with management about existing risk management processes and how management identifies, assesses and manages the Company’s most significant risk exposures. Our Board expects frequent updates from management about the Company’s most significant risks so as to enable it to evaluate whether management is responding appropriately.
Our Board relies on each of its committees to help oversee the risk management responsibilities relating to the functions performed by such committees. Our audit committee periodically discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, including the Company’s risk assessment and risk management policies. Our nominating and corporate governance committee oversees risks relating to the Company’s corporate compliance programs and assists the Board and management in promoting an organizational culture that encourages commitment to ethical conduct and a commitment to compliance with the law. Each of these committees is required to make regular reports of its actions and any recommendations to the Board, including recommendations to assist the Board with its overall risk oversight function.
Our Board of Directors believes that the processes it has established to administer the Board’s risk oversight function would be effective under a variety of leadership frameworks and therefore do not have a material effect on our leadership structure described under “— Board Leadership Structure” above.
Compensation Risk Assessment. The compensation committee identifies and considers risks related to our executive compensation, including during its review and approval of our executive compensation program. Our compensation programs are designed to reward our named executive officers and other employees for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking. The compensation committee has concluded that the current executive compensation program does not encourage inappropriate or excessive risk-taking. In making its determination, the compensation committee noted that each named executive officer’s direct compensation under our executive compensation program consists primarily of a fixed base salary, an annual incentive bonus opportunity and long-term equity incentive awards. Annual incentive bonuses are balanced with long-term equity incentives, which are generally subject to a multi-year vesting schedule.
Meetings and Attendance
During the year ended December 31, 2020, our Board of Directors held nine meetings. Each member of the Board during 2020 attended at least 75 percent of the aggregate of all meetings of our Board and meetings of any of our Board committees on which he or she served during the period that he or she served in fiscal 2020. In addition, the Independent Directors meet in executive sessions at which only Independent Directors are present in conjunction with each regularly scheduled meeting of the Board of Directors.
Although we do not have a formal policy regarding attendance by members of our Board of Directors at our annual meeting of stockholders, we encourage our directors to attend. All of our directors attended the 2020 annual meeting of stockholders.
Committees of the Board of Directors
Our Board of Directors has an audit committee, a compensation committee and a nominating and corporate governance committee. In February 2020, the Board of Directors also established the sustainability and corporate responsibility committee (the “SCR committee”), a new committee of the Board of Directors responsible for overseeing the Company’s sustainability and corporate responsibility policies and initiatives. Each such committee has a written charter, a copy of which is posted on our website at www.caretrustreit.com under the Investors — Corporate Governance section. Each of our Board committees meets, at times, without management present. The following table presents the composition of the committees of our Board of Directors as of the date of this Proxy Statement and the number of meetings held by each committee in 2020:

Director	Compensation Committee	Audit Committee	Nominating and Corporate Governance Committee	Sustainability & Corporate Responsibility Committee
Allen C. Barbieri	●	●	Chair	Chair
Jon D. Kline		Chair	●	●
Diana M. Laing	●	●
Spencer G. Plumb	Chair		●	●
Gregory K. Stapley
Total Meetings in 2020	6	4	4	2
Compensation Committee. Our compensation committee currently consists of Messrs. Barbieri and Plumb and Ms. Laing. Mr. Plumb serves as chairman of the compensation committee. All members of the compensation committee meet the independence requirements set forth by the Nasdaq listing standards. Each member of the compensation committee is a “non-employee director” (within the meaning of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) and an “outside director” (within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”)). The primary functions of this committee include, among other things, to:
•review executive compensation plans in light of the Company’s goals and objectives with respect to such plans, and adopt new, or amend existing, executive compensation plans as appropriate;
•evaluate the performance of our Chief Executive Officer and other executive officers;
•review and approve the compensation of our executive officers, including salary and bonus awards;
•review and make recommendations to the Board regarding compensation to directors for service on the Board and its committees;

•administer our various employee benefit and equity incentive programs;
•review and discuss with management our Compensation Discussion and Analysis and recommend to the Board whether the Compensation Discussion and Analysis should be included in the annual proxy statement or annual report, as applicable; and
•prepare an annual report on executive compensation for inclusion in our proxy statement.
The compensation committee may delegate any or all of its responsibilities to a subcommittee consisting of at least two members to the extent consistent with the Company’s Articles of Amendment and Restatement (as so amended, the “Charter”) and Bylaws, applicable law and the rules and regulations of Nasdaq. The compensation committee has no current intention to delegate any of its other responsibilities to a subcommittee. The compensation committee may confer with the Board in determining the compensation for the Chief Executive Officer. In determining compensation for executive officers other than the Chief Executive Officer, the compensation committee considers, among other things, the recommendations of the Chief Executive Officer.
Pursuant to its charter, the compensation committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the compensation committee with respect to amounts or forms of executive and director compensation or in carrying out its other responsibilities. For fiscal 2020, the compensation committee retained Pearl Meyer & Partners, LLC (“Pearl Meyer”) as its compensation consultant to perform the compensation-related services described below in the Compensation Discussion and Analysis. As discussed under “Compensation Discussion and Analysis — Role of the Compensation Consultant” below, the compensation committee assessed the independence of Pearl Meyer and concluded that its engagement of Pearl Meyer does not raise any conflict of interest with the Company.
Audit Committee. Our audit committee currently consists of Messrs. Barbieri and Kline and Ms. Laing. Mr. Kline serves as chairman of the audit committee. All members of the audit committee meet the independence requirements set forth by the SEC and the Nasdaq listing standards. Each member of our audit committee is financially literate in accordance with the Nasdaq listing standards. Our Board of Directors has determined that each of Messrs. Kline and Barbieri and Ms. Laing qualify as an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC. This designation is a disclosure requirement of the SEC related to the experience and understanding of each of Messrs. Kline and Barbieri and Ms. Laing with respect to certain accounting and auditing matters. The designation does not impose on Messrs. Kline or Barbieri or Ms. Laing any duties, obligations or liability that are greater than those generally imposed as a member of our audit committee and our Board of Directors, and such designation as an audit committee financial expert pursuant to this SEC requirement does not affect the duties, obligations or liability of any other member of our audit committee or Board of Directors. The primary functions of this committee include, among other things, to:
•be responsible for the appointment, compensation, retention and oversight of the work of our independent registered public accounting firm;
•review and approve in advance all permitted audit and non-audit engagements and relationships between us and our independent registered public accounting firm;
•evaluate our independent registered public accounting firm’s qualifications, independence and performance;
•review and discuss with our independent registered public accounting firm their audit plan, including the timing and scope of audit activities;
•review our consolidated financial statements;
•review our critical accounting policies and practices;
•review the adequacy and effectiveness of our accounting and internal control policies and procedures;

•review with our management any significant deficiencies and material weaknesses in the design and operation of our internal controls;
•review with our management any fraud that involves management or other employees who have a significant role in our internal control over financial reporting;
•establish procedures for the receipt, retention and treatment of complaints regarding internal accounting controls or auditing matters and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;
•review on an ongoing basis and approve or disapprove related party transactions;
•prepare the audit committee report required by the rules of the SEC to be included in our annual proxy statement; and
•discuss with our management and our independent registered public accounting firm the results of our annual audit and the review of our quarterly consolidated financial statements.
Representatives of our independent registered public accounting firm and our internal financial personnel regularly meet privately with and have unrestricted access to the audit committee.
Nominating and Corporate Governance Committee. Our nominating and corporate governance committee currently consists of Messrs. Barbieri, Kline and Plumb. Mr. Barbieri serves as the chairman of the nominating and corporate governance committee. The primary responsibilities of the nominating and corporate governance committee are to, among other things:
•assist in identifying, recruiting and, if appropriate, interviewing candidates qualified to become members of our Board of Directors, consistent with criteria approved by our Board of Directors and the nominating and corporate governance committee;
•recommend to our Board of Directors individuals qualified to serve as directors and on committees of our Board of Directors;
•advise our Board of Directors with respect to board composition, procedures and committees;
•recommend to our Board of Directors certain corporate governance matters and practices; and
•conduct an annual self-evaluation of our Board of Directors.
Sustainability & Corporate Responsibility Committee. Our SCR committee currently consists of Messrs. Barbieri, Kline and Plumb. Mr. Barbieri serves as the chairman of the SCR committee. The primary responsibilities of the SCR committee are to, among other things:
•work with management to create and recommend policies relating to our sustainability and corporate responsibility philosophies and initiatives for approval by our Board of Directors;
•review our public sustainability and corporate responsibility communication plans and any reports to be issued in connection with our sustainability and corporate responsibility initiatives;
•to the extent our employee incentive plans for senior management include targets relating to our sustainability and corporate responsibility initiatives, assist the compensation committee in setting and administering any sustainability and corporate responsibility components of our executive incentive compensation plans;

•as requested by the nominating and corporate governance committee, review and make recommendations to our Board of Directors with respect to shareholder proposals relating to sustainability and corporate responsibility matters; and
•assist our Board of Directors in fulfilling its enterprise risk oversight responsibility by periodically assessing and recommending appropriate responses to risks relating to sustainability and corporate responsibility matters, including oversight of climate-related risks and opportunities.
The Company’s Director Nomination Process
As indicated above, our nominating and corporate governance committee oversees the director nomination process. This committee is responsible for assisting the Board of Directors in establishing minimum qualifications for director nominees, including the qualities and skills that members of our Board of Directors are expected to possess. Under our nominating and corporate governance committee charter, which is available at our website at www.caretrustreit.com, these criteria include the candidate’s knowledge, experience, skills, expertise and diversity. Our nominating and corporate governance committee identifies and evaluates individuals qualified to become members of our Board of Directors. Our nominating and corporate governance committee then recommends that our Board of Directors select the director nominees for the election at the next annual meeting of stockholders, or to fill vacancies on our Board of Directors occurring between annual meetings of our stockholders.
Although we do not have a formal diversity policy, we believe it is important to have an appropriate mix of diversity for the optimal functionality of the Board of Directors and we are committed to increasing our Board’s overall diversity by the end of 2021. Our nominating and corporate governance committee charter requires that the nominating and corporate governance committee consider each candidate’s background and qualifications, including knowledge, diversity, ability, judgment, skills and experience, in the context of the needs and current make-up of the Board of Directors when evaluating director nominees. The Board of Directors believes it is important for each member of the Board of Directors to possess skills and knowledge in the areas of leadership of large, complex organizations, leadership experience in publicly-traded companies, operational experience in heavily-regulated businesses, finance, strategic planning, legal, government relations and relevant industries, especially the healthcare and real estate industries. These considerations help the Board of Directors as a whole to have the appropriate mix of skills and experiences for the optimal functioning of the Board of Directors in its oversight of our Company. As part of its periodic self-assessment process, the nominating and corporate governance committee annually reviews and evaluates its performance, including overall composition of the Board of Directors and the criteria that it uses for selecting nominees in light of the specific skills and characteristics necessary for the optimal functioning of the Board of Directors in its oversight of our Company.
The nominating and corporate governance committee will consider candidates for election or appointment to the Board recommended by stockholders. If a stockholder wishes to recommend a director candidate, he or she should submit such recommendation in writing to the Chair, Nominating and Corporate Governance Committee, care of the Secretary of the Company, together with information about the stockholder and the candidate otherwise required for director nominations by a stockholder pursuant to Section 11 of Article II of our Bylaws, a copy of which will be made available upon request. The nominating and corporate governance committee may request additional information concerning the director candidate as it deems reasonably required to determine the eligibility and qualification of the director candidate to serve as a member of the Board of Directors. Stockholders recommending candidates for consideration by our Board of Directors in connection with the next annual meeting of stockholders should submit their written recommendation no later than January 1 of the year of that meeting. All recommendations will be brought to the attention of the nominating and corporate governance committee, and the nominating and corporate governance committee shall evaluate such director nominees in accordance with the same criteria applicable to the evaluation of all director nominees.
Stockholders who wish to nominate a person for election as a director in connection with an annual meeting of stockholders (as opposed to making a recommendation to the nominating and corporate governance committee as described above) must deliver written notice to our Secretary in the manner described in Section 11 of Article II of our Bylaws and within the time periods set forth at the end of this Proxy Statement under the section “Stockholder Proposals and Director Nominations for 2022 Annual Meeting of Stockholders.”

Communications with Directors
Stockholders who would like to send communications to our Board may do so by submitting such communications to our Secretary at CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673. Stockholders may also communicate with our Board of Directors as a group using the form available on our website at www.caretrustreit.com under “Contact the Board” in the Investors – Corporate Governance section. We suggest, but do not require, that such submissions include the name and contact information of the stockholder making the submission and a description of the matter that is the subject of the communication. Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, our Board of Directors requests that certain items which are unrelated to the duties and responsibilities of the Board be excluded. The Secretary will not forward to the Board of Directors junk mail, job inquiries, business solicitations, offensive or otherwise inappropriate materials.
Code of Business Conduct and Ethics
We have adopted a code of business conduct and ethics that applies to all employees, including employees of our subsidiaries, as well as each member of our Board of Directors. We last updated our code of business conduct and ethics in November 2019 to more closely align its provisions with our continuing commitment to sustainability and corporate responsibility. The current code of business conduct and ethics is available at our website at www.caretrustreit.com under the Investors — Corporate Governance section. We intend to satisfy any disclosure required under applicable rules of the SEC or Nasdaq regarding an amendment to, or waiver from, a provision of this code of business conduct and ethics by posting such information on our website, at the address specified above.
Board and Director Evaluation Process
Pursuant to the charter of the nominating and corporate governance committee, the nominating and corporate governance committee oversees an annual evaluation of the performance of the Board, including each committee of the Board. The evaluation process is designed to assess the overall effectiveness of the Board and its committees and to identify opportunities for improving Board and Board committee operations and procedures.
Succession Planning
The compensation committee is responsible for reviewing the Company’s succession plan for the Chief Executive Officer and working with appropriate members of management to review the Company’s general management succession plans. In performing these functions, the Chief Executive Officer makes available to the compensation committee his recommendations and evaluations of potential successors, along with his review of any development plans recommended for such individuals.

CORPORATE SOCIAL RESPONSIBILITY AND SUSTAINABILITY
We believe that sustainable development practices and consistent attention to social and governance priorities will help enhance long-term value for shareholders. In addition, our Board of Directors recognizes the importance of our sustainability initiatives and the need to provide effective oversight of those initiatives. In support of these initiatives, in February 2020, we established the Sustainability & Corporate Responsibility Committee, an ad hoc committee of the Board, and an internal Environmental, Social and Governance Steering Committee (“ESG committee”), which is made up of a representative group of our employees. For more information on the SCR committee, see “Corporate Governance — Committees of the Board of Directors.” Our ESG committee is an internal, multi-disciplinary body formed to support the Company’s on-going commitment to environmental, health, and safety, corporate social responsibility, corporate governance, sustainability, and other public policy matters relevant to the Company (collectively, “ESG Matters”). The ESG committee, among other things, assists the Company’s senior management in setting the Company’s general strategy related to ESG Matters and develops, proposes, implements and monitors initiatives and policies at the Company based on that strategy.
We also codified many of our existing sustainability practices and philosophies by adopting a set of ESG policies and programs that address concerns such as human rights and climate change. A summary of these policies is provided below and copies of these policies are posted on our web site at www.caretrustreit.com under the Investors — Corporate Governance section.

•Policy on Human Rights & Responsibilities. We are committed to the dignity and rights of all people, especially those whose lives may be impacted by our properties and business activities. Our Policy on Human Rights and Responsibilities addresses, among other things, child labor, forced labor, the basic dignity of each resident and patient at our facilities, occupational health and safety, discrimination and the compensation and promotion of our employees.
•Policy on Human Capital. Our employees are at the heart of our Company and we are committed to their health, professional development and workplace satisfaction. Our core philosophies and policies in this regard, which are outlined in our Policy on Human Capital, relate to, among other things, the diversity of our workforce and our commitment to maintaining a workplace free of unlawful discrimination, competitive compensation and benefits for our employees, and our commitment to employee retention, training, engagement and satisfaction.
•Policy on Environmental Sustainability. We strive in our corporate offices, and encourage the operators of our net-leased properties, to more efficiently use resources and avoid or reduce practices that carry environmental risks or negative impacts. As part of our Policy on Environmental Sustainability, we have implemented several corporate office initiatives to promote environmental sustainability.
•Tenant Code of Conduct & Corporate Responsibility. Our Tenant Code of Conduct & Corporate Responsibility (the “Tenant Code”) aims to assist our triple-net tenants in maintaining, renovating, developing and operating their facilities in a manner consistent with generally accepted standards of sound governance. The Tenant Code establishes our Tenant ESG Program and outlines environmental risks and opportunities facing our tenants, such as greenhouse gas emissions, energy and system efficiency and health indoor environmental quality. Through our Tenant ESG Program, we offer subsidies and other incentives to tenants who wish to participate in the program and we help facilitate environmentally sound improvements to our properties.
•Vendor Code of Conduct & Business Ethics. We expect our partners, suppliers and vendors, as well as their employees, agents and subcontractors, to comply with our Vendor Code of Conduct & Business Ethics (the “Vendor Code”). Our Vendor Code addresses, among other topics, confidentiality and data protection, human rights and labor standards, health and safety, fair competition and other business practices.

EXECUTIVE OFFICERS
The following table presents information regarding our current executive officers. The information is current as of the date of this Proxy Statement:

Name	Age	Position
Gregory K. Stapley	61	Chairman and Chief Executive Officer
David M. Sedgwick	45	President and Chief Operating Officer
William M. Wagner	55	Chief Financial Officer and Treasurer
Mark D. Lamb	43	Chief Investment Officer
Information on the business background of Gregory K. Stapley is set forth above under “Proposal 1: Election of Directors.”
David M. Sedgwick has served as our President since February 2021 and as our Chief Operating Officer since August 2018. He previously served as our Vice President of Operations from May 2014 to August 2018. He is a licensed nursing home administrator and, prior to joining CareTrust REIT, served in several key leadership roles at Ensign since 2001. During 2013, he operated Ensign’s newly-built Medicare-only skilled nursing facility (“SNF”) in Denver, Colorado, and simultaneously supported all of Ensign’s skilled nursing operations in Colorado. During 2012, he served as President of Ensign’s Maryland-based urgent care franchise venture, Doctors Express. From 2007 to 2012, Mr. Sedgwick served as Ensign’s Chief Human Capital Officer, with responsibility for recruiting and training more than 100 licensed nursing home administrators and directing Ensign University, which included Ensign’s administrator training program. From 2002 to 2007, he operated three Ensign SNFs in two states. Mr. Sedgwick holds a B.S. in Accounting from Brigham Young University and an M.B.A. from the University of Southern California. Mr. Sedgwick is Mr. Stapley’s brother-in-law.
William M. Wagner has served as our Chief Financial Officer and Treasurer since December 2013 and also serves as our principal accounting officer. Mr. Wagner served as our Secretary from December 2013 to October 2016 and from October 2017 to February 2021. Mr. Wagner served as Chief Financial Officer of First Team Real Estate, a private real estate brokerage company, from 2012 to 2013. From 2008 to 2012, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Nationwide Health Properties, Inc., a healthcare REIT. From 2004 to 2008, Mr. Wagner served as Senior Vice President and Chief Accounting Officer of Sunstone Hotel Investors, Inc., a lodging REIT. From 2001 to 2004, Mr. Wagner served as Vice President, Financial Reporting of The TriZetto Group, Inc. From 1999 to 2001, Mr. Wagner worked for two internet start-up ventures. From 1997 to 1999, Mr. Wagner served as Director, Financial Reporting of Irvine Apartment Communities, Inc., a multifamily REIT. From 1990 to 1997, Mr. Wagner worked for EY Kenneth Leventhal Real Estate Group and served real estate clients including several REITs. Mr. Wagner received a B.A. in Business Administration from the University of Washington and is a Certified Public Accountant (inactive) in the State of California.
Mark D. Lamb has served as our Chief Investment Officer since August 2018. He previously served as our Director of Investments from July 2014 to August 2018, and has been instrumental in building the post-spinoff portion of the Company’s portfolio. He is a licensed nursing home administrator and, prior to joining the Company in 2014, served as an administrator at one of Plum Healthcare’s flagship post-acute facilities from 2011 to 2014. Mr. Lamb served as Director of Investments at Nationwide Healthcare Properties, Inc., a healthcare REIT, from 2008 until Nationwide Healthcare Properties, Inc.’s acquisition by Ventas, Inc. in 2011. From 2004 to 2008, he worked in multi-family for The Bascom Group and J&B Asset Management in both acquisition and portfolio management capacities. From 2001 to 2004, he served as the Senior Administrator overseeing two skilled nursing facilities for North American Healthcare, Inc. Mr. Lamb holds a B.A. from Pepperdine University and an M.B.A. from the University of Southern California.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis describes the material elements of the Company’s named executive officer compensation program and analyzes the compensation decisions made for our executive officers included in the Summary Compensation Table below (the “named executive officers”).
2020 Named Executive Officers
Our named executive officers for 2020 were:
Gregory K. Stapley — Chief Executive Officer
David M. Sedgwick — President and Chief Operating Officer*
William M. Wagner — Chief Financial Officer and Treasurer
Mark D. Lamb — Chief Investment Officer
*Mr. Sedgwick was appointed as our President in February 2021.
Because only four individuals served as our executive officers at any time during 2020, we have only four named executive officers for 2020.
Introduction
During 2020, our named executive officers again successfully executed our business plan and built upon our operating and financial performance results achieved since we became a separate publicly traded company on June 1, 2014. Our operating and financial performance highlights achieved in 2020 included:
•    Posting net income of $0.85, normalized FFO (as defined below) of $1.38 and normalized funds available for distribution (“FAD”) of $1.43 in 2020, compared to net income of $0.49, normalized FFO of $1.36 and normalized FAD of $1.41 in 2019, all per diluted weighted-average common share;1
•    Increasing our common dividend by $0.10 to $1.00 from $0.90, even as certain other healthcare REITs decreased their dividends;
•    Maintaining an industry best 3.35x net debt at December 31, 2020 to normalized EBITDA for the year ended December 31, 2020;
•    Acquiring 8 properties (consisting of 6 skilled nursing facilities, 1 multi-service campus and 1 assisted living facility), funding a new mezzanine loan secured by 9 skilled nursing facilities, and expanding 4 existing net-lease tenant relationships;
•    Investing approximately $105.3 million (inclusive of transaction costs) at a blended initial cash yield of 8.9%;
•    Re-tenanting 5 underperforming seniors housing assets without making any lease concessions or experiencing any rent leakage; and
•    Collecting over 99% of contract rents for the year.
We believe our named executive officers were able to effectively navigate through the negative business impacts of the COVID-19 pandemic and deliver strong operating and financial performance results for 2020 despite the challenges caused by the pandemic.

(1)    See Appendix A for a reconciliation of normalized FFO, normalized FAD and normalized EBITDA to net income computed in accordance with accounting principles generally accepted in the United States (“GAAP”).

Executive Compensation Program Highlights
Highlights of our executive compensation program include:
•Our executive compensation program is structured so that more than two thirds of the named executive officers’ total annual compensation opportunity is at risk and tied to both short-term and long-term performance;
•Annual equity and cash incentive bonuses are performance based and tied to the achievement of performance metrics that we believe are aligned with the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders;
•Beginning with our executive compensation program for 2017, we modified our performance-based restricted stock award program so that in addition to the annual performance requirement we have had in prior years, 50% of the number of restricted shares granted (based on prior year performance) were subject to additional performance-based vesting over a multi-year period and only vest if we achieve objective normalized FFO per share growth hurdles. We continued this performance-based restricted stock award program in 2020; and
•Beginning with our executive compensation program for 2020, we added an additional incentive component to the performance metrics for the Chief Executive Officer’s annual equity and cash incentive bonus that required the achievement of certain measurable environmental, social and governance objectives (“ESG Incentives”), and we anticipate adding ESG Incentives to the incentive plans of certain of the other named executive officers in the future.
Objectives of Our Executive Compensation Program
Our executive compensation program is designed to achieve the following objectives:
•Attract, motivate and retain quality executive officers to ensure the success and growth of the Company;
•Align executive compensation with the Company’s corporate strategies, business objectives, corporate responsibility initiatives and the creation of long-term value for our stockholders;
•Connect short- and long-term incentive awards to performance metrics that we believe drive the performance of our Common Stock over the long-term;
•Utilize various performance metrics to minimize the potential for risk associated with over-weighting any particular performance metric; and
•Link our named executive officers’ interests with our stockholders’ interests by tying executive compensation to our performance and increases in long-term stockholder value.
Role of the Compensation Committee
Pursuant to its charter, the compensation committee has the authority to determine the amount of compensation given to each of the named executive officers. The compensation committee annually evaluates the performance of each of the named executive officers and determines compensation levels based on its performance evaluation. The compensation committee also, among other things, approves our executive compensation plans and policies, and is responsible for administering our equity incentive plan, with authority to approve award grants under the plan. In performing its duties, the compensation committee is authorized to consider the recommendations of our Chief Executive Officer when determining the compensation of the other named executive officers.

Each element of our executive compensation program was unanimously approved by the compensation committee. All compensation committee members are independent under applicable Nasdaq rules. None of our named executive officers is a member of our compensation committee or otherwise had any role in determining the compensation of our other named executive officers, other than the Chief Executive Officer’s recommendations to the compensation committee as to the compensation of the other named executive officers.
Role of the Compensation Consultant
Pursuant to its charter, the compensation committee is authorized to retain or obtain the advice of compensation consultants, outside counsel, experts or other advisors to advise the compensation committee with respect to amounts or forms of executive compensation or in carrying out its other responsibilities. In 2020, the compensation committee retained Pearl Meyer as its independent compensation consultant. The compensation committee was directly responsible for the appointment, compensation and oversight of Pearl Meyer’s work. The compensation committee has assessed the independence of Pearl Meyer pursuant to applicable SEC and Nasdaq rules and concluded that no conflict of interest existed with respect to Pearl Meyer’s services to the compensation committee. Pearl Meyer has not performed any services for us, except for compensation-related services on behalf of, and as instructed by, the compensation committee.

Pearl Meyer’s services during 2020 included reviewing and providing feedback on the Company’s internal compensation study that was prepared at the beginning of 2020, providing advice on a newly constructed peer group described below that was approved in the beginning of 2021, and conducting an independent review of our executive compensation program at the end of 2020 to provide a competitive reference on pay levels, structure and performance alignment. As part of its review at the end of 2020, Pearl Meyer analyzed the salaries, target bonus opportunities, target cash compensation opportunities, equity award opportunities and targeted total direct compensation paid by our peer group of companies described below.
Peer Companies
Historically, we have used two different sets of peer groups to evaluate executive compensation and our executive compensation program. The first group consisted of a group of other public real estate companies that we believe we most directly compete with for both business and executive talent. The compensation committee believes it is important to understand what our direct competitors are paying their executives, and uses this information as one of the data points it considers when determining the compensation levels for the named executive officers. We refer to this peer group as our “Direct Competitor Peers.”
The second group consisted of a group of similarly-sized public real estate companies that we believe are either our competitors or who have similar characteristics to the Company. The compensation committee believes it is important to understand what similarly-sized public real estate companies are paying their executives, and uses this information as one of the data points it considers when determining the compensation levels for the named executive officers. We refer to this peer group as our “Size Peers.”
The compensation committee selected the following companies as our Direct Competitor Peers for 2020:
Direct Competitor Peers (2020)
LTC Properties, Inc.
Healthcare Realty Trust, Inc.
Omega Healthcare, Investors, Inc.
Physicians Realty Trust
Sabra Health Care REIT, Inc.

The compensation committee selected the following companies as our Size Peers for 2020. These companies were selected by applying a market capitalization screen of public real estate companies having market capitalizations ranging from $2.0 billion to $2.9 billion at the time our internal compensation study was prepared in the first quarter of 2020.
Size Peers (2020)
Piedmont Office Realty Trust
Columbia Property Trust
Washington REIT
Urban Edge Properties
Xenia Hotels & Resorts
Retail Opportunity Investments
Seritage Growth
Diamondrock Hospitality
In the first quarter of 2020, we prepared an internal compensation survey to provide the compensation committee with information on the compensation levels at the Direct Competitor Peers and Size Peers. This internal survey was reviewed by Pearl Meyer at the compensation committee’s request, and Pearl Meyer advised the compensation committee that the internal survey was reasonable in terms of the selection of the appropriate peer group companies and the relevant compensation data presented.
The information in the 2020 compensation survey was used by the compensation committee to inform its decision-making process with respect to the 2020 compensation amounts for the named executive officers, particularly in connection with the compensation committee’s decision to increase base salary levels for 2020 as described below. While the compensation committee does not rigidly adhere to a peer-based benchmarking strategy in setting compensation amounts for our named executive officers, the compensation committee’s philosophy is to target our named executive officers’ total targeted direct compensation (which is base salary + target annual cash incentive + target grant date value of long-term equity awards) at approximately the 50th percentile of total targeted direct compensation provided by our peer group companies to their similarly situated executives. Based on our internal compensation survey, we believe the named executive officers’ total targeted direct compensation for 2020 approximated the 50th percentile of total targeted direct compensation provided by our peer group companies to their similarly situated executives.
At the end of 2020, the compensation committee engaged Pearl Meyer to provide advice on a newly constructed peer group that would be used by Pearl Meyer in its independent review of our executive compensation program. In constructing our new peer group, Pearl Meyer and the compensation committee determined to select (1) publicly traded REITs that had greater overlap with the peer companies used by proxy advisory firms to evaluate our executive compensation program, and (2) publicly traded REITs that had a comparable market capitalization to us as of August 1, 2020. Our new peer group is a single peer group, and we no longer have separate peer groups for Direct Competitor Peers and Size Peers.
The compensation committee selected the following companies as our new peer group for 2021 (the “2021 Peer Group”):
2021 Peer Group
Agree Realty Corporation
Community Healthcare Trust Incorporated
EPR Properties
Four Corners Property Trust, Inc.
Healthcare Realty Trust Incorporated
Healthcare Trust of America, Inc.
Investors Real Estate Trust
LTC Properties, Inc.
National Health Investors, Inc.

Omega Healthcare Investors, Inc.
Pebblebrook Hotel Trust
Physicians Realty Trust
Piedmont Office Realty Trust, Inc.
Retail Opportunity Investments Corp.
Sabra Health Care REIT, Inc.
Terreno Realty Corporation
Washington Real Estate Investment Trust
The 2021 Peer Group was used in Pearl Meyer’s independent review of our executive compensation program at the end of 2020, and was used by the compensation committee to inform its 2021 compensation decisions for the named executive officers.
Role of Stockholder Say-on-Pay Votes
At the Annual Meeting, we will be providing our stockholders with the opportunity to cast a non-binding, advisory vote on the compensation of our named executive officers. This vote is known as the “say-on-pay” proposal. Stockholders have overwhelmingly voted in favor of our say-on-pay proposal since they first had an opportunity to do so at our 2017 annual meeting, with over 98% of the votes cast in favor of our say-on-pay proposal at our 2020 annual meeting, and over 97% of the votes cast in favor on our say-on-pay proposal at each of our previous annual meetings since 2017. We believe the overwhelmingly positive support demonstrates that stockholders support the structure and objectives of our executive compensation program. For 2020, the compensation committee retained substantially the same executive compensation program that was in place during 2019, except that we included an additional incentive component to the performance metrics for the Chief Executive Officer’s annual cash incentive award for 2020 that required the achievement of certain ESG Incentives as further described below. The compensation committee will consider the outcome of this year’s say-on-pay proposal when making future compensation decisions for the named executive officers.
Material Elements of Compensation
2020 Base Salaries
We pay each named executive officer a fixed base salary to provide each executive with a minimum level of cash compensation. One aspect of our executive compensation philosophy is to pay a base salary level that, when combined with the annual performance-based cash bonus opportunity and the annual long-term equity awards that are granted only upon achievement of pre-established performance goals for the year, results in more than two-thirds of the named executive officers’ total annual compensation opportunity being at risk and tied to performance metrics that we believe drive the performance of our Common Stock over the long-term.
Decisions regarding adjustments to base salaries are made at the discretion of our compensation committee, after considering each executive’s current base salary, job responsibilities, performance, the base salaries paid by our applicable peer group companies to similarly situated executives and our base salary compensation philosophy described above. No named executive officers are entitled to any automatic base salary increases.
The compensation committee reviewed each named executive officer’s base salary in March 2020 and increased the 2020 base salary of each named executive officer as follows: Mr. Stapley’s base salary was increased from $595,000 to $675,000; Mr. Wagner’s base salary was increased from $375,000 to $465,000; Mr. Sedgwick’s base salary was increased from $345,000 to $450,000; and Mr. Lamb’s base salary was also increased from $345,000 to $450,000. As a result of these base salary increases, the compensation committee believes the named executive officers’ base salaries and total targeted direct compensation for 2020 were more closely aligned with our 50th percentile compensation philosophy.

2020 Annual Cash Incentive Awards
In General. We provide our named executive officers with a performance-based annual cash incentive compensation opportunity to motivate and reward the executives for their achievement of annual financial and operational goals and other strategic objectives measured over the year. We believe the annual cash incentive opportunity helps further our compensation objective of aligning executive compensation with achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for our stockholders.
Design. Under our annual cash incentive plan design for 2020, the compensation committee selected the following performance measures to evaluate executive incentive performance:
(1)    normalized funds from operations (“FFO” and once normalized “NFFO”) per share for 2020;
(2)    capital deployment;
(3)    average net debt to normalized EBITDA calculated at each quarter end during 2020; and
(4)    for our Chief Executive, certain ESG Incentives as further described below.

FFO, as defined by the National Association of Real Estate Investment Trusts (“NAREIT”), is an important supplemental measure not computed in accordance with GAAP and measures operating performance for a REIT. FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from real estate dispositions, real estate depreciation and amortization and impairment charges, and adjustments for unconsolidated partnerships and joint ventures. We compute FFO in accordance with NAREIT’s definition. NFFO adjusts FFO for certain revenue and expense items that we do not believe are indicative of our ongoing operating results, such as written-off deferred financing fees, expensed acquisition costs, provision for loan losses and doubtful accounts, lease restructurings and other unanticipated charges. Normalized EBITDA represents net income before interest expense (including amortization of deferred financing costs) and amortization of stock-based compensation, and depreciation and amortization. These performance measures are non-GAAP financial measures for which net income is the most directly comparable financial measure reported under GAAP.
The compensation committee chose NFFO per share as a performance metric because the committee believes it is a common performance metric used by investors to evaluate the performance of REITs, and the committee believes that motivating the executives to drive growth in our NFFO per share performance will in turn benefit stockholders in the form of increased stockholder returns. The compensation committee determined the threshold, target and high performance levels for our 2020 NFFO per share by measuring them against our NFFO per share expected to be achieved as communicated to investors as our 2020 guidance, and then building in appropriate increases to incentivize the executives to continue to grow our NFFO per share. The compensation committee determined a target level for our 2020 NFFO per share performance that represented an approximate 2.3% increase over the mid-point of our 2020 NFFO per share guidance. In addition, in order to achieve the threshold NFFO per share performance for 2020, we were required to achieve an increase of 0.8% in our NFFO per share over the mid-point of our 2020 NFFO per share guidance, and the maximum performance level for the NFFO per share performance metric could be achieved only if our 2020 NFFO per share exceeded our 2020 NFFO per share guidance results by approximately 3.8%. The compensation committee believed the target NFFO per share level would require the named executive officers to successfully execute our business plan during 2020, while it believed the maximum bonus opportunity for the NFFO per share performance metric was a stretch goal that was meant to be difficult to attain given the amount of expected revenue loss in 2020.
The compensation committee chose our capital deployment and our 2020 average quarterly net debt to normalized EBITDA ratio as performance metrics because it wanted to motivate the executives to grow our portfolio and pursue new tenant relationships with quality operators to further diversify our revenue stream, while at the same time motivating the executives to responsibly manage our leverage ratios and our overall capital structure.
The compensation committee decided to introduce the ESG Incentives for our Chief Executive in order to be at the forefront of corporate governance practices for triple-net REITs and incentivize the Company’s commitment to corporate responsibility and principles of sustainability. In order to achieve the threshold ESG Incentives amount, our Chief Executive had to lead the preparation, adoption and publication of the Company’s new Code of Business Conduct and Ethics Policy, a new Policy on Human Rights and a new Policy on Human Capital. In addition to the foregoing, in order to achieve the target ESG Incentives amount, our Chief Executive had to also lead the preparation, adoption and publication of the Company’s new Vendor Code of Conduct, a new Sustainability Policy, a new internal ESG Committee Charter, and a new Board ESG Committee Charter. In addition to the foregoing, in order to achieve the high ESG Incentives amount, our Chief Executive had to also lead the creation and implementation of a functioning internal ESG Committee, a new Tenant Code of Conduct and Corporate Responsibility, an initial Tenant ESG Program and an enhanced inspection rubric for biannual property reviews.
We required a 2020 NFFO per share amount of $1.34 to earn the threshold bonus amount, $1.36 to earn the target bonus amount, and $1.38 to earn the high bonus amount payable with respect to this performance measure. We required capital deployment during 2020 of $100 million to earn the threshold bonus amount, $150 million to earn the target bonus amount, and $200 million to earn the high bonus amount payable with respect to this performance measure. Additionally, a super high performance measure was added to capital deployment whereby if we achieved 2.5x the high capital deployment measure, an additional weighting would be added to both the short and long-term incentives. We required a 2020 average quarterly ratio of net debt to normalized EBITDA to be 4.5x to earn the threshold bonus amount, 4.125x to earn the target bonus amount, and 3.75x to earn the high bonus amount payable with respect to this performance measure. The capital deployment targets were slightly lower at the target and high amounts compared to 2019, while the net debt-to-normalized EBITDA ratio targets were held constant compared to 2019. As noted above, we believe these capital deployment and ratio of net debt to normalized EBITDA targets operated in tandem to motivate the executives to grow and diversify our portfolio while at the same time motivating them to responsibly manage our capital structure and use of leverage. The following table illustrates the performance metrics set forth above for the named executive officers at the threshold, target, high and super high bonus levels.

Performance Measure	Threshold	Target	High	Super High
NFFO per share	$1.34	$1.36	$1.38	$—
Capital Deployment in millions	$100	$150	$200	$500
Average Quarterly Net Debt to Normalized EBITDA	4.5x	4.125x	3.75x	—

The following table illustrates the weighting of each performance measure for each named executive officer at the threshold, target, high and super high bonus levels. For 2020, the compensation committee slightly adjusted the short-term incentive weightings that it used for the 2018 and 2019 annual cash incentive awards, and included the concept of a super high level for capital deployment.
Performance Measure Weighting

Name	Level	NFFO per share	Capital Deployment	Net Debt to EBITDA	ESG Incentives	Total
Gregory K. Stapley	Threshold	45%	20%	30%	5%	100%
	Target	70%	30%	40%	10%	150%
	High	95%	40%	50%	15%	200%
	Super High	95%	100%	50%	15%	260%
William M. Wagner	Threshold	35%	20%	20%	—%	75%
	Target	50%	25%	25%	—%	100%
	High	65%	30%	30%	—%	125%
	Super High	65%	75%	30%	—%	170%
David M. Sedgwick	Threshold	30%	15%	15%	—%	60%
	Target	45%	22.5%	22.5%	—%	90%
	High	60%	30%	30%	—%	120%
	Super High	60%	75%	30%	—%	165%
Mark D. Lamb	Threshold	30%	15%	15%	—%	60%
	Target	45%	22.5%	22.5%	—%	90%
	High	60%	30%	30%	—%	120%
	Super High	60%	75%	30%	—%	165%
The actual annual cash incentive earned by each named executive officer is determined by the sum of the percentage values for each metric at the level achieved for that metric multiplied by the annualized base salary. If the actual performance level achieved for any metric falls below the threshold level, no percentage is awarded for that metric. If the actual performance is above the high level, high level is awarded for that metric (except for capital deployment, where there is a super high opportunity). If actual performance is in between, the percentage for each metric is calculated using straight line linear interpolation.
In January 2021, the compensation committee assessed performance based on actual results achieved for 2020. The compensation committee determined that the Company achieved a 2020 NFFO per share amount of $1.376, 2020 capital deployment of approximately $111.5 million, and a 2020 average quarterly net debt to normalized EBITDA ratio of 3.35x. Despite the business impacts of the COVID-19 pandemic during 2020, the compensation committee determined not to make any adjustments to the original performance targets, as it believed it was important for the named executive officers’ performance to be measured against the original targets.

The following table illustrates the percentage value actually achieved for each performance metric based on our 2020 performance.

Performance Metric	Threshold	Target	High	Actual
NFFO per share	$1.34	$1.36	$1.38	$1.376
Gregory K. Stapley	45%	70%	95%	90%
William M. Wagner	35%	50%	65%	62%
David M. Sedgwick	30%	45%	60%	57%
Mark D. Lamb	30%	45%	60%	57%
Capital Deployment	$100 million	$150 million	$200 million	$111.5 million
Gregory K. Stapley	20%	30%	40%	22%
William M. Wagner	20%	25%	30%	21%
David M. Sedgwick	15%	22.5%	30%	17%
Mark D. Lamb	15%	22.5%	30%	17%
Net Debt to Normalized EBITDA	4.5x	4.125x	3.75x	3.35x
Gregory K. Stapley	30%	40%	50%	50%
William M. Wagner	20%	25%	30%	30%
David M. Sedgwick	15%	22.5%	30%	30%
Mark D. Lamb	15%	22.5%	30%	30%
ESG Incentives	See “ESG Incentives” above
Gregory K. Stapley	5%	10%	15%	15%
William M. Wagner	—%	—%	—%	—%
David M. Sedgwick	—%	—%	—%	—%
Mark D. Lamb	—%	—%	—%	—%

Total Annual Cash Incentive Award	Threshold	Target	High	Super High	Actual
Gregory K. Stapley	100%	150%	200%	260%	177%
William M. Wagner	75%	100%	125%	170%	113%
David M. Sedgwick	60%	90%	120%	165%	104%
Mark D. Lamb	60%	90%	120%	165%	104%
The following table illustrates the actual 2020 cash incentive awards approved by the compensation committee:

Named Executive Officer	Actual Performance	Base Salary	Cash Incentive Award
Gregory K. Stapley	177%	$675,000	$1,196,775
William M. Wagner	113%	$465,000	$526,148
David M. Sedgwick	104%	$450,000	$466,763
Mark D. Lamb	104%	$450,000	$466,763
2020 Long-Term Equity Incentive Awards
In General. The compensation committee believes that stock-based incentives align the interests of our named executive officers with the interests of our stockholders, and that the long-term compensation of the named executive officers should be linked to the value provided to our stockholders. Our stock-based incentives are structured in the form of full value stock awards payable in shares of our Common Stock that may increase or decrease in value over the multi-year vesting period. Our stock awards are designed to reward long-term performance — 50% of the number of stock awards earned based on 2020 performance are subject to additional performance-based vesting over a three-year performance period and will only vest if we achieve the objective NFFO per share growth hurdles described below. In addition, we use stock-based compensation as a retention tool. Because the stock awards generally vest over a multi-year period subject to continued employment with the Company (and subject to the achievement of the applicable performance-vesting conditions), these awards provide our executives with an ongoing incentive to continue their employment with the Company and to maximize stockholder value.
Design for Awards Earned Based on 2020 Performance. For 2020, the compensation committee slightly adjusted the long-term incentive weightings that it used for 2019, and also included the concept of a super high level for capital deployment. Based on Pearl Meyer’s review of our compensation program at the end of 2020, the equity awards earned for 2020 performance vest over a three-year period instead of over four years. The compensation committee determined to make this change because a three-year vesting period was more prevalent among our peer companies than a four-year vesting period.

The multipliers for 2020 were established as a percentage of each named executive officer’s annualized base salary, as set forth in the table below:
Performance Measure Weighting

Name	Level	NFFO per share	Capital Deployment	Net Debt to EBITDA	Total Opportunity
Gregory K. Stapley	Threshold	70%	30%	50%	150%
	Target	120%	55%	75%	250%
	High	170%	80%	100%	350%
	Super High	170%	200%	100%	470%
William M. Wagner	Threshold	75%	30%	45%	150%
	Target	100%	40%	60%	200%
	High	125%	50%	75%	250%
	Super High	125%	125%	75%	325%
David M. Sedgwick	Threshold	60%	30%	35%	125%
	Target	85%	40%	50%	175%
	High	110%	50%	65%	225%
	Super High	110%	125%	65%	300%
Mark D. Lamb	Threshold	60%	30%	35%	125%
	Target	85%	40%	50%	175%
	High	110%	50%	65%	225%
	Super High	110%	125%	65%	300%
2020 performance for our long-term equity incentive award program was measured using the same performance metrics used under our annual cash incentive award plan described above. If the total achieved percentage values under the cash incentive plan was less than the threshold level for the executive, the executive would not be eligible for any restricted stock award based on 2020 performance. If the total achieved percentage values under the cash incentive plan equaled the threshold level, the executive would earn a restricted stock award having a grant date value determined using the threshold multiplier. Similarly, if performance under the incentive plan was at either the target or high level, the executive would earn a restricted stock award having a grant date value determined using either the target or high multiplier, as applicable. If the actual performance level achieved for any metric falls below the threshold level, no percentage is awarded for that metric. If the actual performance is above the high level, high level is awarded for that metric (although for capital deployment purposes, there was also a super high level). If actual performance is in between, the percentage for each metric is calculated using straight line linear interpolation. However, each executive’s maximum multiplier is capped at the percentage of annualized base salary reflected in the super high column above (i.e., 470% for Mr. Stapley, 325% for Mr. Wagner, 300% for Mr. Sedgwick and 300% for Mr. Lamb).
Once the applicable achieved performance multiplier is determined based on our performance, we multiply the performance multiplier by the executive’s annualized base salary to determine the grant date fair value of each executive’s restricted stock award. This grant date fair value is then converted into an actual number of restricted shares by dividing the grant date value by the closing stock price on the grant date.
50% of the number of any restricted shares awarded for 2020 performance are subject to additional performance-based vesting conditions over a three-year performance period that begins in 2021. These performance vesting shares are split into three separate substantially equal tranches, with one tranche eligible to vest on January 31st in each of 2022, 2023, and 2024. In order for any tranche to vest on each applicable vesting date, we must achieve a specified NFFO per share growth target for the prior year. If the applicable NFFO per share growth target is not achieved for any year in the three-year performance period, the tranche of shares eligible to vest for the missed year will be eligible to vest at the end of any subsequent year in the performance period if we are able to achieve or exceed the established cumulative NFFO per share growth target per year during the performance period through the end of the applicable measurement year. Any dividends payable on these performance vesting shares are subject to the same performance vesting conditions as the underlying shares, and will only become payable if the performance vesting conditions for the underlying shares are achieved. The compensation committee believes these NFFO growth performance vesting shares, which it first introduced beginning with the long-term equity incentive awards granted in 2018 for 2017 performance, increase the percentage of our long-term stock based incentives that are subject to multi-year performance vesting conditions and further incentivize our named executive officers to drive our per share NFFO growth.
The remaining 50% of the number of any restricted shares awarded for 2020 performance are subject to a time-based vesting requirement. These time-based shares are also split into three separate substantially equal tranches so that the time-based shares will vest ratably in three equal installments beginning on January 31st in each of 2022, 2023, and 2024.
The following table illustrates the performance multiplier actually achieved, and the value of the equity incentive award granted to each named executive officer in January 2021, based on our 2020 performance.

Named Executive Officer	Actual Equity Incentive Performance	Base Salary	Equity Incentive Awards ($)
Gregory K. Stapley	296%	$675,000	$1,996,313
William M. Wagner	227%	$465,000	$1,056,945
David M. Sedgwick	202%	$450,000	$910,350
Mark D. Lamb	202%	$450,000	$910,350
Because these restricted stock awards were not granted until 2021, they are not included in the “Summary Compensation Table — 2018 — 2020” of this Proxy Statement under applicable SEC rules. They will instead be reported in the Summary Compensation Table included in our proxy statement to be filed in 2022. In light of the increases in base salary levels for our executive officers described above and our substantially similar performance towards achievement of the performance measures used to determine the value of the restricted shares awarded for 2020 performance, we note that the value of the equity incentive award granted to each named executive officer in January 2021 based on 2020 performance is more than the amount of the equity award granted in March 2020 for 2019 performance that is described below and reported in the Summary Compensation Table of this Proxy Statement.
Status of Performance-Based Vesting of Prior Long-Term Incentive Awards
In accordance with our long-term equity incentive award program, beginning in 2018 50% of the number of restricted stock awards granted based on the prior year’s performance were subject to additional performance-based vesting conditions based on NFFO growth over a specified performance period (which is four years in the case of the restricted shares awarded in 2018-2020 for performance in 2017-2019). The four-year performance period for these awards began in the year the award was granted, with one tranche eligible to vest at the end of each of the four calendar years commencing with the year of grant. Similar to the performance-based restricted stock awarded for 2020 performance as described above, each tranche vests at the end of the applicable calendar year only if we achieve a minimum established NFFO per share growth for the year. If the applicable NFFO per share growth target is not achieved for any calendar year in the four-year performance period, the tranche of shares eligible to vest for the missed year will be eligible to vest at the end of any subsequent calendar year in the performance period if we are able to achieve the specified cumulative NFFO per share growth during the performance period through the end of the applicable measurement year. If the NFFO per share growth target is achieved for any calendar year (or on a cumulative basis thereafter during the performance period of the award if the NFFO per share growth target was not achieved in a previous year), the applicable tranche of performance-based restricted stock awards vests and is paid to each named executive officer. At the time of this payment, we also pay each named executive officer a cash amount equal to the dividends that had accrued with respect to the vested performance shares, which dividends only became payable upon achievement of the performance vesting conditions for the underlying shares.
For 2020, we achieved NFFO per share of $1.376. The following table summarizes the vesting of the previously awarded performance-based restricted stock awards (as determined by the Compensation Committee following the end of calendar year 2020) based on this NFFO per share achievement:

Award Year	Minimum NFFO Per Share Growth Target for 2020	Number of Shares That Vested for 2020	Number of Shares That Previously Vested	Number of Shares Remaining Eligible to Vest
2018	$1.369
Gregory K. Stapley		13,807	27,615	13,808
William M. Wagner		6,227	12,455	6,228
David M. Sedgwick		5,040	10,080	5,040
Mark D. Lamb		5,040	10,080	5,040
2019	$1.404
Gregory K. Stapley		—	8,175	24,525
William M. Wagner		—	3,975	11,925
David M. Sedgwick		—	2,855	8,565
Mark D. Lamb		—	2,855	8,565
2020	$1.390
Gregory K. Stapley		—	—	47,998
William M. Wagner		—	—	22,504
David M. Sedgwick		—	—	18,644
Mark D. Lamb		—	—	18,644
For more information on the restricted stock awards that were granted to our named executive officers in 2018-2020 based on the prior year’s performance, see our proxy statement filed in those years.
Looking Ahead...
We made several significant changes to the structure of our annual cash incentive awards and long-term equity incentive awards for 2021. These structural changes were in large part informed by the compensation and peer group studies performed by Pearl Meyer at the end of 2020.
2021 Annual Cash Incentive Awards. For the named executive officers’ 2021 cash incentive opportunity, the compensation committee determined to continue using the same performance metrics that were used in 2020: NFFO per share, capital deployment, average net debt to normalized EBITDA and ESG Incentives. We believe these performance metrics have successfully incentivized the named executive officers’ to achieve performance targets that have led to growth in long-term value for our stockholders. For 2021, in order to reinforce our commitment to corporate responsibility and principles of sustainability, we included ESG Incentives as a performance metric for our President and Chief Operating Officer in addition to our Chief Executive Officer.
The biggest change to the named executive officers’ 2021 cash incentive opportunity was that the compensation committee determined to approve a predetermined target bonus amount for each named executive officer, rather than having percentage values for each performance metric that are multiplied by an executive’s base salary in order to determine the bonus payout. We believe that having a predetermined target bonus amount, coupled with upside and downside leverage, is more consistent with the practices of our peer group based on Pearl Meyer’s study.
2021 Long-Term Incentive Awards. Similar to the 2020 grants, the 2021 long-term equity incentive awards are divided equally between time-based and performance-based awards. Time-based awards vest ratably over a three-year vesting period so long as the named executive remains employed with the Company. The named executive officers’ 2021 performance-based equity awards will be eligible to cliff-vest at the end of a three-year performance period based on the Company’s total shareholder return (TSR) performance relative to a custom TSR peer group consisting of 16 other publicly traded healthcare REITs. The compensation committee believes this new performance-based award structure includes several improvements over our prior plan design, including (1) awards will now cliff-vest at the end of three years, rather than being eligible to vest on an annual basis over the length of the performance period, (2) the “catch-up” vesting opportunity for missed performance years in our prior plan design has been eliminated, (3) awards will now have a different performance metric (relative TSR) than any of the performance metrics used to measure performance for our annual cash incentive awards, and (4) awards will become earned solely based on our TSR performance, which we believe creates a direct link between the value realized by our named executive officers and our stockholders.
As part of the design changes for our 2021 equity awards, we have decided to move away from our prior practice of determining the amount of each named executive officer’s long-term equity award based on the achievement of the annual incentive plan performance metrics in the prior year. Instead, based on the advice of Pearl Meyer, we have switched to a philosophy of awarding each named executive officer a target grant date value of long-term equity awards that is consistent with the target incentive awards granted to our named executive officers’ counterparts at the 2021 Peer Group. We believe this is consistent with the practice at our peer companies and will result in each named executive officer receiving a market-based long-term incentive opportunity each year. As a result of this change in philosophy, for Summary Compensation Table reporting purposes, each named executive officer will receive two annual equity awards in 2021 -- the award granted in 2021 for 2020 performance and the annual equity award opportunity for the 2021 calendar year. This is a one-time impact created by our change in philosophy that will normalize in 2022 and future years.
Severance Benefits
We believe that severance protections, particularly in the context of the uncertainty surrounding any potential change in control transaction, play a valuable role in attracting and retaining quality executive officers. Accordingly, in February 2019, we entered into a change in control and severance agreement with each of our named executive officers (each, a “CIC and Severance Agreement”). We believe that the level of potential benefits helps us to retain our qualified executive team and is more consistent with the severance benefits provided by our Direct Competitor Peers and Compensation Peers than our prior practice of providing no severance benefits to the named executive officers.
As described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” pursuant to the CIC and Severance Agreement, each of the named executive officers is entitled to severance benefits in the event of a termination of employment by us without “cause” or by the executive for “good reason” (as those terms are defined in each executive’s CIC and Severance Agreement), with the level of severance benefits enhanced if such a termination of employment occurs upon or following a change in control of the Company. None of the severance benefits payable under the CIC and Severance Agreement is a “single trigger” benefit triggered by the occurrence of a change in control, and benefits under the CIC and Severance Agreement are only payable on a “double trigger” basis as a result of a qualifying termination of employment. Also as described in more detail below under the heading “Potential Payments Upon Termination or Change in Control,” the CIC and Severance Agreement also entitles each named executive officer to specified benefits if the executive’s employment is terminated as a result of an “authorized retirement” or due to the executive’s death or “disability” (as such terms are defined in each executive’s CIC and Severance Agreement). No named executive officer is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control pursuant to Sections 280G and 4999 of the Code, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.
In addition, under the terms of our stockholder-approved equity incentive plan, outstanding restricted stock awards will be subject to accelerated vesting in connection with a change in control of the Company (with outstanding performance-based awards vesting at the targeted performance level). Please see the “Potential Payments Upon Termination or Change in Control” section below for additional details.
401(k) Retirement Plan
We adopted a 401(k) retirement plan that was originally effective as of June 1, 2014. Full-time employees who have completed three months of service have the opportunity to participate in the 401(k) plan. Our 401(k) plan is intended to qualify under Section 401 of the Code. Employees are able to elect to defer a portion of their eligible compensation not to exceed the statutorily prescribed annual limit in the form of elective deferral contributions to our 401(k) plan. Our 401(k) plan also has a “catch-up contribution” feature for employees eligible to defer amounts over the statutory limit that applies to all other employees. We provide a “safe harbor” nonelective contribution of 3% of each participant’s compensation per plan year at the end of each plan year. Participants are always vested in their personal contributions to the 401(k) plan, and Company nonelective contributions are also vested once made.
Compensation Governance Practices
Anti-Hedging, Pledging and Derivatives Policy
The Company considers it improper and inappropriate for the Company’s directors, executive officers and other employees to engage in short-term or speculative transactions in the Company’s securities and other transactions in the Company’s securities that create the potential for heightened legal risk or the appearance of improper or inappropriate conduct even if they occur at a time when the individual is not aware of material nonpublic information. Accordingly, the Company prohibits these individuals from engaging in short-term trading of the Company’s securities or in any hedging transactions such as, but not limited to, zero-cost collars, equity swaps and forward sale contracts, absent preclearance. The Company also prohibits these individuals from holding Company securities in a margin account or otherwise pledging Company securities as collateral for a loan absent preclearance.
Compensation Clawback Policy
The Board has adopted a compensation recoupment policy whereby in the event of a restatement of our financial statements to correct a material error, the compensation committee is required to review our incentive compensation awards and may, if it determines appropriate after considering all relevant facts and circumstances, require the reimbursement of the incremental incentive compensation that an executive officer received as a result of the incorrect financial results. Annual bonus payments, long-term cash incentives, stock options, restricted stock, restricted stock units (including performance stock units) and other equity incentive awards that are granted, earned or vested based wholly or in part upon the attainment of a financial reporting measure are each subject to the terms of this clawback policy.
Executive Officer Stock Ownership Guidelines
The Board has adopted a stock ownership policy that is applicable to our executive officers. We believe that this policy aligns the interests of our executive officers with those of our stockholders by requiring executive officers to have direct ownership in shares of our Common Stock. The policy requires our Chief Executive Officer to own shares of our Common Stock having a value equal to at least ten times his annual base salary, and each of our other executive officers to own shares of our Common Stock having a value equal to at least five times his annual base salary. Shares subject to stock options are not considered owned by the executive for purposes of the policy.

The executives covered by the policy are required to be in compliance with the ownership levels above within five years after adoption of the policy, and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. As of December 31, 2020, all of our executive officers had met the minimum required level of ownership.
Policy with Respect to Section 162(m)
In making its compensation decisions, the compensation committee considers the impact of Section 162(m) of the Code. Under Section 162(m), the Company is generally precluded from deducting compensation in excess of $1.0 million per year paid to our current or former named executive officers. Certain awards granted before November 2, 2017 that were based upon attaining pre-established performance measures that were set by the Company’s compensation committee under a plan approved by the Company’s stockholders, as well as amounts payable to former executives pursuant to a written binding contract that was in effect on November 2, 2017, may qualify for an exception to the $1.0 million deductibility limit. However, because we are taxed as a REIT, Section 162(m) considerations are not as significant for us as for other publicly-traded companies that are not taxed as REITs, and the compensation committee maintains the flexibility to approve compensation for the named executive officers based upon an overall determination of what it believes to be in our best interests, even if the compensation paid may not be deductible.

COMPENSATION COMMITTEE REPORT
The compensation committee of the Board of Directors has reviewed and discussed with management the disclosures contained in the Compensation Discussion and Analysis section of this Proxy Statement. Based upon this review and discussion, the compensation committee recommended to the Board of Directors that the Compensation Discussion and Analysis section be included in this Proxy Statement.
COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS
Spencer G. Plumb (Chair)
Allen C. Barbieri
Diana M. Laing
The foregoing report of the compensation committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by the Company (including any future filings) under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent the Company specifically incorporates such report by reference therein.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Messrs. Barbieri and Plumb and Ms. Laing were members of the compensation committee during all of 2020. During the past fiscal year, none of the members of our compensation committee is or has been an officer or employee of our Company or had any relationships requiring disclosure by the Company under the rules of the SEC requiring disclosure of certain relationships and related party transactions. None of our executive officers currently serves, or in the past year has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board of Directors or compensation committee.

EXECUTIVE COMPENSATION TABLES
Summary Compensation Table — 2018 — 2020
The following table sets forth certain information with respect to compensation for the years ended December 31, 2020, 2019 and 2018, earned by, awarded to or paid to our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation (3)	Total ($)
Gregory K. Stapley	2020	675,000	—	1,829,624	1,196,775	8,550	3,709,949
	2019	595,000	—	1,438,800	1,161,738	8,400	3,203,938
	2018	545,000	—	1,671,244	869,275	8,250	3,093,769
William M. Wagner	2020	465,000	—	857,813	526,148	8,550	1,857,511
	2019	375,000	—	699,600	482,813	8,400	1,565,813
	2018	342,000	—	753,687	357,390	8,250	1,461,327
David M. Sedgwick	2020	450,000	—	710,700	466,763	8,550	1,636,013
	2019	345,000	—	502,480	444,188	8,400	1,300,068
	2018	315,000	—	609,900	329,175	8,250	1,262,325
Mark D. Lamb	2020	450,000	—	710,700	466,763	8,550	1,636,013
	2019	345,000	—	502,480	444,188	8,400	1,300,068
	2018	315,000	—	609,900	329,175	8,250	1,262,325

(1)    The amounts in this column represent the aggregate fair value of each award on its grant date, computed in accordance with Accounting Standards Codification (“ASC”) Topic 718. We valued the restricted stock awards as of the grant date by multiplying the closing price of our Common Stock on that date by the number of shares of restricted stock awarded. Restricted stock awards included in this column for 2020 were granted to the named executive officers based on the Company’s performance in 2019, restricted stock awards included in this column for 2019 were granted to the named executive officers based on the Company’s performance in 2018 and restricted stock awards included in this column for 2018 were granted to the named executive officers based on the Company’s performance in 2017.
(2)    The amounts in this column for 2020 represent the cash bonus paid in 2021 under the annual incentive plan for 2020 based on the performance level achieved under the plan. See “Compensation Discussion and Analysis — Material Elements of Compensation — 2020 Annual Cash Incentive Awards” above.
(3)    The amounts in this column represent 401(k) plan Company matching contributions.

Grants of Plan-Based Awards in 2020
The following table sets forth certain information concerning the cash and equity incentive opportunities awarded to our named executive officers for 2020.

		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock and Option Awards ($)(3)
Gregory K. Stapley	N/A	675,000	1,012,500	1,755,000	—	—	—	—	—
Time-Based Award	03/09/2020	—	—	—	—	—	—	47,998	914,812
Performance-Based Award	03/09/2020	—	—	—	—	47,998	—	—	914,812
William M. Wagner	N/A	348,750	465,000	790,500	—	—	—	—	—
Time-Based Award	03/09/2020	—	—	—	—	—	—	22,504	428,906
Performance-Based Award	03/09/2020	—	—	—	—	22,504	—	—	428,907
David M. Sedgwick	N/A	270,000	405,000	742,500	—	—	—	—	—
Time-Based Award	03/09/2020	—	—	—	—	—	—	18,644	355,350
Performance-Based Award	03/09/2020	—	—	—	—	18,644	—	—	355,350
Mark D. Lamb	N/A	270,000	405,000	742,500	—	—	—	—	—
Time-Based Award	03/09/2020	—	—	—	—	—	—	18,644	355,350
Performance-Based Award	03/09/2020	—	—	—	—	18,644	—	—	355,350

(1)    Represents the threshold, target and maximum award opportunities for performance-based cash awards payable for 2020 under our annual performance-based cash incentive award program. The actual cash incentive awards earned for 2020 are reflected in the “Summary Compensation Table — 2018 — 2020” above under the caption “Non-Equity Incentive Plan Compensation.” For a description of the material terms of the cash incentive plan awards reported in the table above, see “Compensation Discussion and Analysis — Material Elements of Compensation — 2020 Annual Cash Incentive Awards.”
(2)    The actual equity incentive awards earned for 2020 performance that were granted in the 2021 calendar year are described in “Compensation Discussion and Analysis — Material Elements of Compensation — 2020 Long-Term Equity Incentive Awards.”
(3)    The amounts in this column represent the aggregate fair value of each award on its grant date, computed in accordance with ASC Topic 718. We valued the restricted stock awards as of the grant date by multiplying the closing price of our Common Stock on that date ($19.06) by the number of shares of restricted stock awarded. For a description of the material terms of these restricted stock awards, see “Compensation Discussion and Analysis — Material Elements of Compensation — 2020 Long-Term Equity Incentive Awards — Design for Awards Earned Based on 2019 Performance.”

Outstanding Equity Awards at 2020 Fiscal Year End
The following table sets forth certain information with respect to outstanding equity awards of our named executive officers as of December 31, 2020. As of December 31, 2020, the only outstanding equity awards granted to our named executive officers are restricted stock awards.

		Stock Awards
Name	Grant Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)	Market Value of Shares or Units of Stock That Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (3)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested
Gregory K. Stapley	3/9/2020	47,998	1,064,596	47,998	1,064,596
	2/5/2019	24,525	543,965	24,525	543,965
	2/6/2018	27,615	612,501	27,615	612,501
William M. Wagner	3/9/2020	22,504	499,139	22,504	499,139
	2/5/2019	11,925	264,497	11,925	264,497
	2/6/2018	12,455	276,252	12,455	276,252
David M. Sedgwick	3/9/2020	18,644	413,524	18,644	413,524
	2/5/2019	8,565	189,972	8,565	189,972
	2/6/2018	10,080	223,574	10,080	223,574
Mark D. Lamb	3/9/2020	18,644	413,524	18,644	413,524
	2/5/2019	8,565	189,972	8,565	189,972
	2/6/2018	10,080	223,574	10,080	223,574

(1)    One-half of the unvested portion of the restricted stock awards granted on February 6, 2018 vested on February 6, 2021 and the remaining unvested portion vests on February 6, 2022. One-third of the remaining unvested portion of the restricted stock awards granted on February 5, 2019 vested on February 5, 2021 and the remaining unvested portion vests in two substantially equal installments on February 5 in each of 2022 and 2023. The restricted stock awards granted on March 9, 2020 are scheduled to vest in four substantially equal installments on February 5 in each of 2021, 2022, 2023 and 2024.
(2)    Market value of unvested restricted stock is based on the closing stock price of $22.18 as of December 31, 2020, which was the last trading day in 2020.
(3)    The unvested portion of the restricted stock awards granted on February 6, 2018 are scheduled to vest in two installments in each of 2021 and 2022, subject to the satisfaction of applicable vesting requirements. The unvested portion of the restricted stock awards granted on February 5, 2019 are scheduled to vest in three installments in each of 2021, 2022 and 2023, subject to the satisfaction of applicable vesting requirements. The restricted stock awards granted on March 9, 2020 are scheduled to vest in four installments in each of 2021, 2022, 2023 and 2024, subject to the satisfaction of applicable vesting requirements.

Option Exercises and Stock Vested in 2020
The following table sets forth certain information with respect to restricted stock awards held by our named executive officers that vested during 2020.

	Stock Awards
Name	Number of shares acquired on vesting (#)	Value realized on vesting ($)(1)
Gregory K. Stapley	78,481	1,760,726
William M. Wagner	35,747	802,039
David M. Sedgwick	25,869	580,860
Mark D. Lamb	25,869	575,990

(1)    The value realized on vesting is determined by multiplying the number of shares of restricted stock that vested by the per-share closing price of our Common Stock on the vesting date. The values reported do not represent the actual cash value realized by the named individual upon the vesting of shares to the extent such individual did not immediately sell the shares upon vesting.
Potential Payments Upon Termination or Change in Control
The following section describes the benefits that may become payable to the named executive officers in connection with a termination of their employment with us or a change in control of the Company. We do not have employment agreements with any of our named executive officers, so these benefits are generally provided under the CIC and Severance Agreement we have entered into with each of our named executive officers or under the terms governing outstanding equity-based awards.
Severance Benefits — Change in Control and Severance Agreement
On February 5, 2019, we entered into a CIC and Severance Agreement with each of our named executive officers.
The CIC and Severance Agreement provides that if an executive’s employment is terminated by us without “cause” or by the executive for a “good reason” (as those terms are defined in the CIC and Severance Agreement), the executive will be entitled to receive the following benefits: (1) a lump sum payment equal to one times (or two times for Mr. Stapley) the executive’s annual base salary, (2) a lump sum payment equal to a pro-rata portion of the executive’s target annual cash incentive opportunity, and (3) reimbursement of the premiums charged to continue the executive’s and his dependents’ benefits under COBRA for up to 18 months (and subject to earlier termination upon the executive beginning new full-time employment) (the “COBRA Benefits”).
If an executive’s termination without cause or for good reason occurs upon or following a change in control of the Company, then in lieu of the benefits described above, the executive will be entitled to receive the following benefits: (1) a lump sum payment equal to two times (or three times for Mr. Stapley) the sum of the executive’s annual base salary plus average annual cash incentive opportunity actually earned for the three years preceding the year in which the executive’s termination of employment occurs, (2) full vesting of all outstanding equity awards (with any performance-based awards vesting at the target performance level) and (3) the COBRA Benefits. No executive is entitled to receive a “gross-up” or similar payment for any excise taxes that may become payable in connection with a change in control of the Company, and, depending on what results in the best after-tax benefit for the executive, benefits may be “cut back” instead in such circumstances.
If an executive’s employment is terminated as a result of an “authorized retirement” (as such term is defined in the CIC and Severance Agreement), the executive will be entitled to receive the COBRA Benefits, full vesting of all outstanding time-based equity awards and continued eligibility to vest in any outstanding performance-based equity awards that may become earned based on actual performance.
If an executive’s employment terminates due to the executive’s death or disability, the executive will be entitled to receive (1) a lump sum payment equal to the executive’s target annual cash incentive opportunity, (2) full vesting of all outstanding equity awards (with any performance-based awards vesting at the target performance level) and (3) the COBRA Benefits (but only for up to 12 months).
In order to receive any of the foregoing benefits payable upon a termination without cause, for good reason or an authorized retirement, the executive must execute and not revoke a full release of claims in favor of us.
The CIC and Severance Agreement includes an indefinite restriction on an executive’s disclosure of our confidential information and a 2-year post termination restriction on an executive’s solicitation of our employees and independent contractors.

Accelerated Vesting — Equity Awards. Pursuant to the terms of our stockholder-approved equity incentive plan, outstanding restricted stock awards granted to the named executive officers under the equity incentive plan are subject to accelerated vesting in connection with a change in control of the Company (with outstanding performance-based awards vesting at the targeted performance level).

Benefits Payable Upon Termination or Change in Control Occurring on December 31, 2020
The following table provides information concerning the potential termination or change in control payments that would have been made to each named executive officer under the circumstances described above. As prescribed by the SEC’s disclosure rules, in calculating the amount of any potential payments to the named executive officers, we have assumed that the applicable triggering event (i.e., termination of employment and/or change in control) occurred on December 31, 2020. In the following table, we use the term “involuntary termination” to refer to termination by us without cause or by the executive for good reason.

	Cash Severance ($)	Equity Acceleration Value ($)(1)	Health Benefits ($)	Total ($)(2)
Gregory K. Stapley
Authorized Retirement	—	4,442,122	61,848	4,503,970
Death or Disability	1,012,500	4,442,122	41,232	5,495,854
Involuntary Termination (3)	1,350,000	—	61,848	1,411,848
Involuntary Termination in Connection With Change in Control	3,100,946	4,442,122	61,848	7,604,916
William M. Wagner
Authorized Retirement	—	2,079,774	61,848	2,141,622
Death or Disability	465,000	2,079,774	41,232	2,586,006
Involuntary Termination (3)	465,000	—	61,848	526,848
Involuntary Termination in Connection With Change in Control	1,385,450	2,079,774	61,848	3,527,073
David M. Sedgwick
Authorized Retirement	—	1,654,140	61,848	1,715,988
Death or Disability	405,000	1,654,140	41,232	2,100,372
Involuntary Termination (3)	450,000	—	61,848	511,848
Involuntary Termination in Connection With Change in Control	1,313,375	1,654,140	61,848	3,029,363
Mark D. Lamb
Authorized Retirement	—	1,654,140	61,848	1,715,988
Death or Disability	405,000	1,654,140	41,232	2,100,372
Involuntary Termination (3)	450,000	—	61,848	511,848
Involuntary Termination in Connection With Change in Control	1,313,375	1,654,140	61,848	3,029,363

(1)    The equity acceleration value for each named executive officer is based upon the closing price of our Common Stock of $22.18 on December 31, 2020, which was the last trading day in 2020. For an authorized retirement, we have assumed that all outstanding performance-based equity awards will actually vest in the future. The equity acceleration value for an authorized retirement would be lower if all of the outstanding performance-based equity awards do not vest based on actual performance.
(2)    We have assumed that no named executive officer’s severance benefits would be “cut back” under his CIC and Severance Agreement in order to obtain the greatest after-tax benefit after giving effect to the excise tax imposed under Section 4999 of the Code. The actual severance benefits payable to the named executive officers may be less than the reported amounts as a result of the application of this “cut-back.”
(3)    None of the named executive officers would have been entitled to an additional pro-rated bonus payment from us for a termination of employment occurring at the end of the 2020 calendar year, so the pro-rated bonus-based severance provisions contained in each executive’s CIC and Severance Agreement would not result in any additional severance amounts for a termination occurring at year end.

Pay Ratio Disclosure
Pursuant to the Exchange Act, we are required to disclose in this Proxy Statement the ratio of the annual total compensation of our Chief Executive Officer to the median of the annual total compensation of all of our employees (excluding our Chief Executive Officer). Based on SEC rules for this disclosure, we have determined that our Chief Executive Officer’s total compensation for 2020 was $3,709,949, and the median of the total 2020 compensation of all of our employees (excluding our Chief Executive Officer) was $330,900. Accordingly, we estimate the ratio of our Chief Executive Officer’s total compensation for 2020 to the median of the total 2020 compensation of all of our employees (excluding our Chief Executive Officer) to be 11.2 to 1.
We identified the median employee by taking into account the total gross wages as reported on Form W-2 paid in 2020 to all individuals, excluding our Chief Executive Officer, who were employed by us on December 31, 2020. We chose December 31 as the date to identify our median employee to better represent our employee base at the end of our fiscal year and after we sold, and therefore no longer employed individuals at, the one remaining seniors housing facility that we previously operated, even though this was a different date than we used when we last identified our median employee. We included all employees, whether employed on a full-time, part-time, or seasonal basis. We did not make any assumptions, adjustments or estimates with respect to their total cash compensation for 2020, although we did annualize the compensation for any permanent employees who were not employed by us for all of 2020. We believe gross wages for all employees is an appropriate measure because generally all employees are eligible to receive annual equity awards.
Once the median employee was identified as described above, that employee’s annual total compensation for 2020 was determined using the same rules that apply to reporting the compensation of our named executive officers (including our Chief Executive Officer) in the “Total” column of the “Summary Compensation Table - 2018 - 2020” above. The total compensation amounts included in the first paragraph of this pay ratio disclosure were determined based on that methodology.
We believe that the pay ratio disclosure presented above is a reasonable estimate. Because the SEC rules for identifying the median employee and calculating the pay ratio allow companies to use different methodologies, exemptions, estimates and assumptions, the pay ratio disclosure may not be comparable to the pay ratio reported by other REITs or other public companies.

DIRECTOR COMPENSATION
Director Compensation Program
We provide cash and stock compensation to our non-employee directors for their services as directors or members of committees of the Board of Directors. During 2020, the Board of Directors approved an increase in the annual cash retainer and the annual stock compensation payable to Board members, as described below. We also reimburse our non-employee directors for their reasonable expenses incurred in attending meetings of our Board of Directors and committees of the Board of Directors.
Each member of our Board of Directors who is not our employee is entitled to receive an annual cash retainer for their service on our Board of Directors and its committees. The cash retainers payable for 2020 were as follows:
•    $65,000 per year for service as a Board member, which increased from $60,000 payable for 2019.
•    $10,000 per year for service as chairperson of the audit committee and $10,000 per year for service as chairperson of the compensation committee.
Each member of our Board may elect to have his or her fees that would otherwise be paid in cash converted into an equity grant. For 2020, Mr. Kline elected to receive a restricted stock award (subject to a one-year vesting requirement) in lieu of the cash compensation listed above.
In addition, pursuant to the Independent Director Compensation Policy, our non-employee directors are entitled to receive annual, non-discretionary grants, generally granted on or around the date of our annual meeting of stockholders, of approximately $95,000 in restricted stock awards (an increase from approximately $90,000 in 2019), which vest in full on the date of the following year’s annual meeting of stockholders, subject to the non-employee director’s continued service as a director through the vesting date. The number of shares of restricted stock subject to the 2020 award was determined by dividing $95,000 by the per-share closing price (in regular trading) of our Common Stock on the date of grant, rounded up to the nearest whole share.
Director Stock Ownership Guidelines
The Board has adopted a stock ownership policy that is applicable to our directors. We believe that this policy aligns the interests of our directors with those of our stockholders by requiring directors to have direct ownership in shares of our Common Stock. The policy requires each non-employee director to own shares of our Common Stock having a value equal to at least six times his or her annual cash retainer (excluding additional retainers for chairpersons, committee members and meeting fees). Our non-employee directors are required to be in compliance with this ownership level by the later of December 31, 2022 or five years from the date he or she is appointed to the Board, and are required to retain 50% of the net after-tax shares received in respect of equity awards until they are in compliance. As of December 31, 2020, all of our non-employee directors met the ownership requirement or were within the five-year period since first becoming a director to acquire the applicable level of ownership.

2020 Director Compensation Table
The following table sets forth the compensation paid to our non-employee directors for the year ended December 31, 2020.

Name (1)	Fees Earned or Paid in Cash ($)(2)	Stock Awards ($)(3)	Total ($)
Allen C. Barbieri	65,000	95,000	160,000
Jon D. Kline	75,000	95,000	170,000
Diana M. Laing	65,000	95,000	160,000
Spencer B. Plumb	75,000	95,000	170,000

(1)    The compensation paid to Mr. Stapley, the Company’s Chief Executive Officer, is not included in this table because he was an employee of the Company during his service as a director and received no compensation for his service as director. Mr. Stapley’s compensation is disclosed in the “Summary Compensation Table — 2018 — 2020” above.
(2)    Mr. Kline elected to receive his 2020 annual retainer and chairperson fee in the form of restricted stock awards (subject to a one-year vesting requirement) in lieu of the cash compensation listed above. Accordingly, Mr. Kline received 4,551 shares of restricted stock totaling $75,000 for his service on the Board in 2020. The value of the restricted stock awards in the preceding sentence is the grant date value of the restricted stock awards.
(3)    The amounts in this column represent the aggregate fair value of each annual equity award on its grant date, computed in accordance with ASC Topic 718. We valued the stock awards as of the grant date by multiplying the closing price of our Common Stock on that date by the number of shares of stock awarded. As of December 31, 2020, each of our non-employee directors held the following number of unvested restricted stock awards (which includes the unvested restricted stock awards that each non-employee director elected to receive in lieu of his or her 2020 cash compensation as disclosed above in footnote (2)):

Name	Number of Unvested Restricted Stock Awards
Allen C. Barbieri	5,765
Jon D. Kline	10,316
Diana M. Laing	5,765
Spencer B. Plumb	5,765
EQUITY COMPENSATION PLAN INFORMATION
We currently maintain one equity compensation plan: The CareTrust REIT, Inc. and CTR Partnership, L.P. Incentive Award Plan (the “Plan”). The Plan provides for the granting of stock-based compensation, including stock options, restricted stock, performance awards, restricted stock units and other incentive awards to officers, employees and directors in connection with their employment with or services provided to the Company.
The following table sets forth the number of shares of Common Stock subject to outstanding awards under the Plan and the number of shares remaining available for future award grants under the Plan as of December 31, 2020. The only outstanding equity awards under the Plan as of December 31, 2020 are restricted stock awards, which are not considered outstanding equity awards under the Plan for purposes of the table below.

Plan Category	Number of shares of Common Stock to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of shares of Common Stock remaining available for future issuance under equity compensation plans (excluding shares reflected in the first column)
Equity compensation plans approved by stockholders	—	N/A	3,947,036
Equity compensation plans not approved by stockholders	N/A	N/A	N/A
Total	—	N/A	3,947,036

PROPOSAL 2: ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION
In accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related compensation disclosure rules of the SEC, we are asking our stockholders to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this Proxy Statement.
As described in detail under the heading “Compensation Discussion and Analysis,” we seek to closely align the interests of our named executive officers with the interests of our stockholders and to foster a pay-for-performance culture. Our compensation programs are designed to reward our named executive officers for the achievement of the Company’s corporate strategies, business objectives and the creation of long-term value for stockholders, while at the same time avoiding the encouragement of unnecessary or excessive risk-taking.
The vote on this resolution is not intended to address any specific element of compensation; rather, the vote relates to the overall compensation of our named executive officers, as described in this Proxy Statement. The vote is advisory, which means that the vote is not binding on the Company, our Board of Directors or the compensation committee of the Board of Directors. Although the vote is non-binding, the compensation committee will consider the voting results when it evaluates whether any changes should be made to the Company’s compensation program.
Accordingly, we ask our stockholders to approve the following resolution at the Annual Meeting:
“RESOLVED, that the Company’s stockholders approve, on an advisory basis, the compensation paid to the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis, the accompanying compensation tables, and the related narrative disclosure in this Proxy Statement.”
We intend to provide our stockholders with an opportunity to approve the compensation of the Company’s named executive officers each year at the annual meeting of stockholders. It is expected that the next vote to approve the compensation of the Company’s named executive officers will be held at our 2022 annual meeting of stockholders.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as disclosed in this Proxy Statement. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR our named executive officer compensation.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Principal Accountant Fees and Services
As disclosed below under “Change in Independent Registered Public Accounting Firm,” on February 25, 2019, the Audit Committee dismissed Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm and on February 27, 2019, the Audit Committee appointed Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2019.
The following table presents fees for professional services rendered by Deloitte for the year ended December 31, 2020 and December 31, 2019:

	2020	2019
Audit Fees(1)	$724,959	$776,693
Audit Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$724,959	$776,693

(1)    Audit Fees consist principally of fees for the audit of our financial statements and review of our financial statements included in our Quarterly Reports on Form 10-Q, fees incurred in connection with the preparation of, and securities offerings pursuant to, registration statements filed with the SEC and accounting consultations.
Pre-Approval Policies
The audit committee has adopted a policy that requires the audit committee to pre-approve all audit and permitted non-audit services provided by our independent registered public accounting firm. The audit committee has delegated to the chairperson of the audit committee the authority to pre-approve any audit and permitted non-audit services necessary between regularly scheduled meetings of the audit committee and the chairperson must then report any such approval decisions to the full audit committee at its next scheduled meeting. Our audit committee pre-approved all audit, audit-related, tax and other services performed by Deloitte in 2020 and 2019.
Change in Independent Registered Public Accounting Firm
As previously reported in our Current Report on Form 8-K (the “February 2019 Form 8-K”), on February 25, 2019, following a comprehensive process, the Audit Committee dismissed EY as the Company’s independent registered public accounting firm.
The reports of EY on the Company’s consolidated financial statements for the fiscal years ended December 31, 2018 and December 31, 2017 did not contain an adverse opinion or a disclaimer of opinion, nor were such reports qualified or modified as to uncertainty, audit scope, or accounting principles.
During the Company’s fiscal years ended December 31, 2017 and December 31, 2018, and the subsequent interim period through and including the date of EY’s dismissal, (i) there were no “disagreements” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) between the Company and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which, if not resolved to the satisfaction of EY, would have caused EY to make reference to the subject matter of the disagreement in connection with its reports on the Company’s consolidated financial statements for such years or any subsequent interim period through the date of dismissal, and (ii) there were no “reportable events” (as defined in Item 304(a)(1)(v) of Regulation S-K).

We provided EY with a copy of the disclosures we made in the February 2019 Form 8-K prior to the time the February 2019 Form 8-K was filed with the SEC. We requested that EY furnish a letter addressed to the SEC stating whether or not it agrees with the statements made in the February 2019 Form 8-K. A copy of EY’s letter, dated February 28, 2019, was attached as Exhibit 16.1 to the February 2019 Form 8-K and confirmed that EY agreed with the statements we made in the February 2019 Form 8-K.
On February 27, 2019, the Audit Committee appointed Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2019. During the Company’s fiscal years ended December 31, 2017 and December 31, 2018, and the subsequent interim period through and including the date of Deloitte’s appointment, neither the Company, nor anyone acting on its behalf, consulted Deloitte regarding either (i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered with respect to the consolidated financial statements of the Company, in any case where a written report or oral advice was provided to the Company by Deloitte that Deloitte concluded was an important factor considered by the Company in reaching a decision as to any accounting, auditing or financial reporting issue; or (ii) any matter that was the subject of a “disagreement” (as that term is defined in Item 304(a)(1)(iv) of Regulation S-K and the related instructions) or a “reportable event” (as that term is described in Item 304(a)(1)(v) of Regulation S-K).

PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM
We are asking the stockholders to ratify our audit committee’s appointment of Deloitte as our independent registered public accounting firm for the year ending December 31, 2021. See above under “Independent Registered Public Accounting Firm” for additional information. We are not required to submit the appointment of Deloitte as our independent registered public accounting firm for stockholder approval. However, we are submitting the appointment for ratification as a matter of good corporate practice. If stockholders fail to ratify the appointment, the audit committee will consider whether or not to retain Deloitte. Even if the appointment is ratified, the audit committee may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of the Company and our stockholders.
A representative of Deloitte will be present at the Annual Meeting, will have the opportunity to make a statement if he or she desires to do so, and will be available to respond to appropriate questions.
Recommendation of the Board of Directors
Our Board of Directors unanimously recommends that the stockholders vote FOR the ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2021. Unless otherwise instructed, the proxy holders will vote the proxies received by them FOR ratification of the appointment of Deloitte as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

AUDIT COMMITTEE REPORT
Our audit committee has reviewed and discussed with our management our audited consolidated financial statements and the establishment and maintenance of internal control over financial reporting and has discussed with Deloitte, our independent registered public accounting firm, the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board and the SEC.
Our audit committee has received and reviewed the written disclosures and the letter from Deloitte required by applicable requirements of the Public Company Accounting Oversight Board regarding Deloitte’s communications with the audit committee concerning independence. Our audit committee has also considered whether the provision of non-audit services provided to us by Deloitte is compatible with maintaining Deloitte’s independence and has discussed with Deloitte its independence.
Based on the review and discussions referred to above, our audit committee recommended to our Board of Directors that the audited financial statements for the Company’s year ended December 31, 2020 be included in our Annual Report for the year ended December 31, 2020, which was filed with the SEC on February 10, 2021. The audit committee also appointed Deloitte to serve as our independent registered public accounting firm for the fiscal year ending December 31, 2021 and is seeking ratification of such appointment by the stockholders.
AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
Jon D. Kline (Chair)
Allen C. Barbieri
Diana M. Laing
The foregoing report of the audit committee does not constitute soliciting material and shall not be deemed filed, incorporated by reference into or a part of any other filing by us (including any future filings) under the Securities Act or the Exchange Act, except to the extent we specifically incorporate such report by reference therein.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth information known to us with respect to beneficial ownership of our Common Stock as of March 9, 2021 for (i) each director and director nominee, (ii) each person known by us to beneficially own greater than 5% of our Common Stock, (iii) our named executive officers, and (iv) all executive officers and directors as a group.
Beneficial ownership is determined in accordance with the rules and regulations of the SEC. Except as otherwise noted below, the percentage of shares beneficially owned is based on 96,024,830 shares of Common Stock outstanding as of March 9, 2021. Except as affected by applicable community property laws, all persons listed have sole voting and investment power for all shares shown as beneficially owned by them.

Name and Address of Beneficial Owner(1)	Number of Shares of Common Stock Beneficially Owned	Number of Shares of Restricted Stock Beneficially Owned(2)	Total Beneficial Ownership (in shares)(2)	Percent of Class
Named Executive Officers and Directors:
Gregory K. Stapley(3)	688,339	280,744	969,083	1.01%
William M. Wagner	128,048	138,460	266,508	*
Mark D. Lamb	85,140	117,207	202,347	*
David M. Sedgwick	124,724	117,771	242,495	*
Allen C. Barbieri	25,527	5,765	31,292	*
Jon D. Kline	65,426	10,316	75,742	*
Diana M. Laing	3,715	5,765	9,480	*
Spencer G. Plumb	12,721	5,765	18,486	*
All Executive Officers and Directors as a Group (8 Persons)	1,133,640	681,793	1,815,433	1.89%
Five Percent Stockholders:
Blackrock, Inc.(4)	18,968,869	—	18,968,869	19.80%
The Vanguard Group(5)	14,775,872	—	14,775,872	15.43%

*    Denotes less than 1%.
(1)    The addresses of our officers and directors listed above are in the care of CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673.
(2)    Includes shares of restricted stock that are subject to time-based and performance-based vesting. The shares of restricted stock have voting rights but cannot be disposed of until vested and are subject to forfeiture if they do not vest.
(3)    Represents 412,874 shares held by Mr. Stapley directly, 527,537 shares held by the Stapley Family Trust dated April 25, 2006, 14,336 shares held by Deborah Stapley as custodian for the children of Gregory K. Stapley and Deborah Stapley under the California Uniform Transfers to Minor Act and 14,336 shares held by his adult son. Mr. Stapley and his spouse share voting and investment power over the shares held by the Stapley Family Trust, and Mr. Stapley’s spouse holds voting and investment power over the shares held for their minor child. Mr. Stapley disclaims beneficial ownership of the shares held for his minor child under the California Uniform Transfers to Minor Act.
(4)    Beneficial and percentage ownership information is as of December 31, 2020 and is based on information reported on a Schedule 13G/A filed by Blackrock, Inc. with the SEC on January 25, 2021. The schedule indicates that Blackrock, Inc. has sole voting power over 18,302,559 shares of our Common Stock and sole dispositive power over 18,968,869 shares of our Common Stock. The business address of Blackrock, Inc. is 55 East 52nd Street, New York, New York 10055.
(5)    Beneficial and percentage ownership information is as of December 31, 2020 and is based on information reported on a Schedule 13G/A by The Vanguard Group, Inc. (the “Vanguard Group”) with the SEC on

February 10, 2021. The schedule indicates that Vanguard Group has sole dispositive power over 14,379,837 shares of our Common Stock, shared voting power over 318,971 shares of our Common Stock and shared dispositive power over 396,035 shares of our Common Stock. The business address of Vanguard Group is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.
CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Since January 1, 2020, there has not been, nor has there been proposed, any transaction in which we were or will be a party or in which we were or will be a participant involving an amount that exceeded or will exceed $120,000 and in which any director, executive officer, beneficial owner of more than 5% of any class of our voting securities, or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, and for which disclosure is required pursuant to applicable rules of the SEC.
Procedures for Approval of Related Person Transactions
Our Board of Directors has adopted a written policy regarding the approval of any “related person transaction,” which is any transaction or series of transactions in which we or any of our subsidiaries is or are to be a participant, the amount involved exceeds $120,000, and a “related person” (as defined under SEC rules) has a direct or indirect material interest. Under the policy, a related person is required to disclose to our Chief Financial Officer any proposed related person transaction and certain facts and circumstances about the proposed transaction. Our Chief Financial Officer would then assess that information and, if determined to be a related party transaction, submit the transaction to our audit committee for consideration. Based on our audit committee’s consideration of all of the relevant facts and circumstances, our audit committee will decide whether or not to approve such transaction and will generally approve only those transactions that are in, or are not inconsistent with, the best interests of CareTrust REIT. If we become aware of an existing related person transaction that has not been pre-approved under this policy, the transaction will be referred to our audit committee, which will evaluate all options available, including ratification, revision or termination of such transaction. Our policy requires any director who may be interested in a related person transaction to recuse himself or herself from any consideration of such related person transaction.
STOCKHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR 2022
ANNUAL MEETING OF STOCKHOLDERS
Stockholders may present proposals for action at a future meeting only if they comply with the requirements of the proxy rules established by the SEC and our Bylaws, as further described below:
Requirements for Proposals to be Considered for Inclusion in Proxy Materials. Stockholder proposals that are intended to be presented at our 2022 annual meeting of stockholders and included in our proxy materials for such meeting must comply with the procedural and other requirements set forth in Rule 14a-8 of the Exchange Act. To be eligible for inclusion in our proxy materials, stockholder proposals must be received by our Secretary at our principal executive offices no later than November 19, 2021, which is 120 calendar days prior to the first anniversary of the date this Proxy Statement was released to stockholders in connection with the Annual Meeting. If we change the date of the 2022 annual meeting of stockholders by more than 30 days from the date of this year’s Annual Meeting, your written proposal must be received by our Secretary at our principal executive offices a reasonable time before we begin to print and mail our proxy materials for our 2022 annual meeting of stockholders.
Requirements for Proposals Not Intended for Inclusion in Proxy Materials and for Nomination of Director Candidates. A stockholder who wishes to nominate one or more persons for election to our Board of Directors at the 2022 annual meeting of stockholders or present a proposal at the 2022 annual meeting of stockholders, but whose stockholder proposal will not be included in the proxy materials we distribute for such meeting, must deliver written notice of the nomination or proposal to our Secretary at our principal executive offices not earlier than October 20, 2021 (the 150th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting), nor later than 5:00 p.m. Eastern Time on November 19, 2021 (the 120th day prior to the first anniversary of the date of this Proxy Statement for the Annual Meeting); provided, however, that in the event that the date of the 2022 annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of this year’s Annual Meeting, in order for notice by the stockholder to be timely, such notice must be so delivered no earlier than the 150th day prior to the date of the 2022 annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 120th day prior to the date of the 2022 annual meeting of stockholders, as originally convened, or the 10th day following the day on which public announcement of the date of the 2022 annual meeting of stockholders is first made. The public announcement of a postponement or adjournment of the 2022 annual meeting of stockholders shall not commence a new time period for the giving of a stockholder’s notice as described above. The stockholder’s written notice must include certain information concerning the stockholder and each nominee as specified in Article II, Section 11 of our Bylaws.
Stockholder proposals must be in writing and should be addressed to our corporate Secretary, at our principal executive offices at 905 Calle Amanecer, Suite 300, San Clemente, California 92673. It is recommended that stockholders submitting proposals direct them to our corporate Secretary and utilize certified mail, return receipt requested in order to provide proof of timely receipt. The Chairman of the Annual Meeting reserves the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including conditions set forth in our Bylaws and conditions established by the SEC.

OTHER MATTERS
As of the date of this Proxy Statement, we do not know of any business, other than described in this Proxy Statement that should be considered at the Annual Meeting. If any other matters should properly come before the Annual Meeting or any postponement or adjournment thereof, it is the intention of the persons named in the accompanying form of proxy to vote the proxies held by them in accordance with their best judgment.
DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS
As permitted by applicable SEC rules, only one copy of our proxy materials is being delivered to stockholders of record residing at the same address and who did not receive a Notice of Internet Availability or otherwise receive their proxy materials electronically, unless such stockholders have notified us of their desire to receive multiple copies of our proxy materials. This is known as householding. We will promptly deliver, upon oral or written request, a separate copy of the proxy materials to any stockholder residing at an address to which only one copy was mailed. Stockholders who currently receive multiple copies of proxy materials at their address and would like to request householding of their communications should contact us. Requests for additional copies or requests for householding for this year or future years should be directed in writing to our principal executive offices at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, Attn: Secretary or by telephone at (949) 542-3130.

AVAILABLE INFORMATION
We are subject to the informational requirements of the Exchange Act, and, in accordance therewith, file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains such reports, and other information about issuers, like us, which file electronically with the SEC. The address of that site is www.sec.gov. We also make available our reports on Form 10-K, 10-Q, and 8-K (as well as all amendments to these reports), and other information, free of charge, at the Investor Relations section of our website at www.caretrustreit.com. The information contained on our website, other than this proxy statement, is not considered proxy solicitation material and is not incorporated by reference herein.
A copy of our Annual Report has been posted, and is available without charge, on our website at www.caretrustreit.com. For stockholders receiving a Notice of Internet Availability, such Notice will contain instructions on how to request a printed copy of our Annual Report. For stockholders receiving a printed copy of this Proxy Statement, a copy of our Annual Report has also been provided to you. In addition, a copy of our Annual Report (including the financial statements and schedules thereto), which we filed with the SEC on February 10, 2021, will be provided without charge to any person to whom this Proxy Statement is mailed upon the written request of any such person to James B. Callister, Secretary, CareTrust REIT, Inc., 905 Calle Amanecer, Suite 300, San Clemente, California 92673.

CARETRUST REIT, INC. BY ORDER OF THE BOARD OF DIRECTORS

GREGORY K. STAPLEY CHAIRMAN AND CHIEF EXECUTIVE OFFICER
San Clemente, California
Dated: March 19, 2021

APPENDIX A — RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
Funds from Operations and Normalized Funds from Operations
Funds from operations, or “FFO,” as defined by NAREIT, and funds available for distribution, or “FAD,” are important non-GAAP supplemental measures of operating performance for a REIT. Because the historical cost accounting convention used for real estate assets requires straight-line depreciation except on land, such accounting presentation implies that the value of real estate assets diminishes predictably over time. Since real estate values have historically risen or fallen with market and other conditions, presentations of operating results for a REIT that uses historical cost accounting for depreciation could be less informative. Thus, NAREIT created FFO as a supplemental measure of operating performance for REITs that excludes historical cost depreciation and amortization, among other items, from net income, as defined by GAAP.
FFO is defined by NAREIT as net income computed in accordance with GAAP, excluding gains or losses from dispositions of real estate investments, real estate depreciation and amortization and real estate impairment charges, and adjustments for unconsolidated partnerships and joint ventures. The Company computes FFO in accordance with NAREIT’s definition.
FAD is defined as FFO excluding noncash income and expenses, such as amortization of stock-based compensation, amortization of deferred financing fees and the effects of straight-line rent. The Company considers FAD to be a useful supplemental measure to evaluate the Company’s operating results excluding these income and expense items to help investors, analysts and other interested parties compare the operating performance of the Company between periods or as compared to other companies on a more consistent basis.
In addition, the Company reports normalized FFO, or “NFFO,” and normalized FAD, or “NFAD,” which adjust FFO and FAD for certain revenue and expense items that the Company does not believe are indicative of its ongoing operating results, such as provision for loan losses, provision for doubtful accounts and lease restructuring, recovery of previously reversed rent, lease termination revenue and property operating expenses. By excluding these items, investors, analysts and our management can compare NFFO and NFAD between periods more consistently.
While FFO, NFFO, FAD and NFAD are relevant and widely-used measures of operating performance among REITs, they do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. FFO, NFFO, FAD and NFAD do not purport to be indicative of cash available to fund future cash requirements.
Further, the Company’s computation of FFO, NFFO, FAD and NFAD may not be comparable to FFO, NFFO, FAD and NFAD reported by other REITs that do not define FFO in accordance with the current NAREIT definition or that interpret the current NAREIT definition or define FAD differently than the Company does.
The Company believes that net income, as defined by GAAP, is the most appropriate earnings measure. The Company also believes that the use of FFO, NFFO, FAD and NFAD, combined with the required GAAP presentations, improves the understanding of operating results of REITs among investors and makes comparisons of operating results among such companies more meaningful. The Company considers FFO, NFFO, FAD and NFAD to be useful measures for reviewing comparative operating and financial performance and setting incentive and executive compensation levels because, by excluding gains or losses from real estate dispositions, impairment charges and real estate depreciation and amortization, and, for FAD and NFAD, by excluding noncash income and expenses such as amortization of stock-based compensation, amortization of deferred financing fees, and the effects of straight-line rent, FFO, NFFO, FAD and NFAD can help investors compare the Company’s operating performance between periods and to other REITs.

The following table presents a reconciliation of net income to NFFO, NFAD and NFFO and NFAD per share for the years ended December 31, 2020 and December 31, 2019 (in thousands, except per share amounts):

	Year Ended December 31, 2020	Year Ended December 31, 2019
Net income	$80,867	$46,359
Real estate related depreciation and amortization	52,713	51,755
Impairment of real estate investments	—	16,692
Loss (gain) on sale of real estate	37	(1,777)
Funds from Operations (FFO)	133,617	113,029
Provision for loan losses	—	1,076
Provision for doubtful accounts and lease restructuring	—	12,935
Recovery of previously reversed rent	(1,047)	—
Lease termination revenue	(1,179)	—
Property operating expenses	(248)	134
Normalized FFO	$131,143	$127,174
Net income	$80,867	$46,359
Real estate related depreciation and amortization	52,713	51,755
Amortization of deferred financing fees	1,950	2,003
Amortization of stock-based compensation	3,790	4,104
Straight-line rental income	(77)	(1,385)
Impairment of real estate investments	—	16,692
Loss (gain) on sale of real estate	37	(1,777)
Funds Available for Distribution (FAD)	139,280	117,751
Provision for loan losses	—	1,076
Provision for doubtful accounts and lease restructuring	—	12,935
Recovery of previously reversed rent	(1,047)	—
Lease termination revenue	(1,179)	—
Property operating expenses	(248)	134
Normalized FAD	$136,806	$131,896
FFO per share	$1.40	$1.21
Normalized FFO per share	$1.38	$1.36
FAD per share	$1.46	$1.26
Normalized FAD per share	$1.43	$1.41
Diluted weighted average shares outstanding(1)	95,346	93,328

(1)    Diluted weighted average shares have been calculated using the treasury stock method.
EBITDA and Normalized EBITDA
EBITDA represents net income before interest expense (including amortization of deferred financing costs), amortization of stock-based compensation, and depreciation and amortization. Normalized EBITDA represents EBITDA as further adjusted to eliminate the impact of certain items that the Company does not consider indicative of core operating performance, such as real estate impairment charges, provisions for loan losses, provision for doubtful accounts and lease restructuring, recovery of previously reversed rent, lease termination revenue, property operating expenses and gains or losses from dispositions of real estate. EBITDA and Normalized EBITDA do not represent cash flows from operations or net income as defined by GAAP and should not be considered an alternative to those measures in evaluating the Company’s liquidity or operating performance. EBITDA and Normalized EBITDA do not purport to be indicative of cash available to fund future cash requirements, including the Company’s ability to fund capital expenditures or make payments on its indebtedness. Further, the Company’s computation of EBITDA and Normalized EBITDA may not be comparable to EBITDA and Normalized EBITDA reported by other REITs.
The following table presents a reconciliation of net income to EBITDA and Normalized EBITDA for the year ended December 31, 2020 (in thousands):

Year Ended December 31, 2020
Net income	$80,867
Depreciation and amortization	52,760
Interest expense	23,661
Amortization of stock-based compensation	3,790
EBITDA	161,078
Recovery of previously reversed rent	(1,047)
Lease termination revenue	(1,179)
Property operating expenses	(248)
Loss on sale of real estate	37
Normalized EBITDA	$158,641

December 31, 2020
Total Debt	$550,000
Cash and cash equivalents	(18,919)
Net Debt	$531,081
Net Debt to Normalized EBITDA(1)	3.35x

(1)    Net Debt to Normalized EBITDA compares net debt at December 31, 2020 to Normalized EBITDA for the year ended December 31, 2020.

BROADRIDGE
P.O. BOX 1342
BRENTWOOD, NY 11717

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ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
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VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

D35735-P50469

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

CARETRUST REIT, INC.

The Board of Directors recommends you vote FOR each of the director nominees named in Proposal 1, and FOR Proposals 2 and 3.

		For	Against	Abstain
1.	Election of Directors			
	Nominees:			
1a.	Allen C. Barbieri	☐	☐	☐
1b.	Jon D. Kline	☐	☐	☐
1c.	Diana M. Laing	☐	☐	☐
1d.	Spencer G. Plumb	☐	☐	☐
1e.	Gregory K. Stapley	☐	☐	☐

NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Please indicate if you plan to attend this meeting. ☐ **Yes** ☐ **No**

Please sign exactly as name appears above. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

The Notice, Proxy Statement and 2020 Annual Report on Form 10-K are available at www.proxyvote.com.

D35736-P50469

CARETRUST REIT, INC.
ANNUAL MEETING OF STOCKHOLDERS
APRIL 30, 2021 9:00 AM PDT
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory K. Stapley and William M. Wagner, and each of them, with full power of substitution, as proxies of the undersigned to vote all shares of the common stock of CareTrust REIT, Inc. held of record by the undersigned at the close of business on March 9, 2021, at the Annual Meeting of Stockholders of CareTrust REIT, Inc., to be held at the Company's offices, located at 905 Calle Amanecer, Suite 300, San Clemente, California 92673, on April 30, 2021 at 9:00 a.m., PDT, and at any adjournment(s) or postponement(s) thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR EACH OF THE DIRECTOR NOMINEES NAMED IN PROPOSAL 1, FOR PROPOSAL 2, FOR PROPOSAL 3, AND IN THE DISCRETION OF THE PROXY HOLDERS ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE. IF YOU CHOOSE TO VOTE BY TELEPHONE OR INTERNET, DO NOT RETURN THIS PROXY.

(Continued and to be marked, dated and signed on the other side)